UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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CERNER CORPORATION

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April 16, 2010
Dear Shareholder:
You are cordially invited to attend the Annual Shareholders’ Meeting of Cerner Corporation (the “Company”) to be held at 10:00 a.m., local time, on May 28, 2010, at The Cerner Round auditorium in the Cerner Vision Center, located on the Cerner campus at 2850 Rockcreek Parkway, North Kansas City, Missouri 64117.
Details of the business to be conducted at the Annual Shareholders’ Meeting are given in the attached Notice of Annual Meeting and Proxy Statement. We will also report on matters of current interest to our shareholders. We are very pleased that Ms. Linda M. Dillman, Sr. Vice President of Enterprise Services/Global Functions IT with Hewlett-Packard Company, is a new nominee for the Board this year.
We hope you will be able to attend the meeting. However, even if you plan to attend in person, please vote your shares promptly to ensure they are represented at the meeting. You may submit your proxy vote by telephone or Internet as described in the following materials or by completing and signing the enclosed Proxy Card and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy vote for shares held in your name, you may do so automatically by voting in person at the meeting.
Promptly voting by Internet or telephone or returning your Proxy Card in the enclosed postage prepaid envelope will help ensure that as many shares as possible are represented.
Very truly yours,
CERNER CORPORATION

Neal L. Patterson
Chairman of the Board of Directors and
Chief Executive Officer

CERNER CORPORATION
2800 ROCKCREEK PARKWAY
NORTH KANSAS CITY, MISSOURI 64117
NOTICE OF ANNUAL SHAREHOLDERS’ MEETING
MAY 28, 2010
TO OUR SHAREHOLDERS:
The Annual Shareholders’ Meeting of Cerner Corporation will be held on May 28, 2010, at 10:00 a.m. local time, at our corporate headquarters, 2850 Rockcreek Parkway, North Kansas City, Missouri 64117, at The Cerner Round auditorium in the Cerner Vision Center, for the following purposes:
1.	The election of two Directors, Gerald E. Bisbee, Jr., Ph.D. and Linda M. Dillman, each to serve for a three year term (see page 42 of the Proxy Statement);

2.	The ratification of the appointment of KPMG LLP as the independent registered public accounting firm of Cerner Corporation for 2010 (see page 43 of the Proxy Statement);

3.	The re-approval of the Amended and Restated Cerner Corporation Performance-Based Compensation Plan, for purposes of complying with Section 162(m) of the Internal Revenue Code (see page 44 of the Proxy Statement); and

4.	Any other business that may properly come before the Annual Shareholders’ Meeting or any adjournment thereof.
These items are more fully described in the following pages, which are made part of this notice.
The holder of record of each share of our common stock at the close of business on Thursday, April 1, 2010 is entitled to receive notice of and to vote at the Annual Shareholders’ Meeting or any adjournment or postponement of the meeting. Shares of common stock can be voted at the Annual Shareholders’ Meeting only if the holder is present in person or by valid proxy. The Board of Directors of Cerner Corporation solicits you to sign, date and promptly mail the Proxy Card in the enclosed postage prepaid envelope or to vote your shares by telephone or the Internet, regardless of whether or not you intend to be present at the Annual Shareholders’ Meeting. You are urged, however, to attend the Annual Shareholders’ Meeting.
A copy of our Annual Report to Shareholders, which includes audited consolidated financial statements, is enclosed. The Annual Report is not part of our proxy soliciting material.
BY ORDER OF THE BOARD OF DIRECTORS,
Randy D. Sims
Secretary
You may vote your shares by telephone, via the Internet or by mail by following the instructions on your Proxy Card. If you vote by telephone or via the Internet, you should not return your Proxy Card. If you choose to vote by mail, please sign, date and return the Proxy Card in the envelope provided. The Proxy may be revoked at any time before your shares are voted at the meeting by submitting written notice of revocation to the Secretary of Cerner Corporation or by submitting another timely proxy by telephone, Internet or mail. If you are present at the meeting, you may choose to vote your shares in person, and the Proxy will not be used. If you hold shares through a broker or other custodian, please check the voting instructions used by that broker or custodian.
Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders’ Meeting to be Held on May 28, 2010: The 2010 Proxy Statement and 2009 Annual Report to Shareholders are available at www.cerner.com under “About Cerner, Investors, Financial Information, Proxy Materials.”

PROXY STATEMENT

CERNER CORPORATION
2800 ROCKCREEK PARKWAY
NORTH KANSAS CITY, MISSOURI 64117

PROXY STATEMENT

2010 ANNUAL SHAREHOLDERS’ MEETING
MAY 28, 2010
This Proxy Statement, which is being mailed on or about April 16, 2010, is furnished to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Cerner Corporation, a Delaware corporation (the “Company”), for use at the Annual Shareholders’ Meeting of the Company to be held on May 28, 2010, commencing at 10:00 a.m., local time, at The Cerner Round auditorium in the Cerner Vision Center, located on the Cerner campus at 2850 Rockcreek Parkway, North Kansas City, Missouri 64117, and any adjournment thereof. Your vote is very important. For this reason, the Board is requesting that you allow your Common Stock to be represented at the Annual Shareholders’ Meeting by the persons named as proxies on the Proxy Card.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Who can vote?	You are entitled to vote your outstanding shares of common stock, par value $.01 per share, of the Company (“Common Stock”) if our records show that you held your shares as of Thursday, April 1, 2010, the record date for our meeting. At the close of business on that date, 82,161,532 shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock is entitled to vote. The Proxy Card shows the number of shares that you are entitled to vote. Your individual vote is confidential and will not be disclosed to third parties.

How do I vote?	If your Common Stock is held by a broker, bank or other nominee (i.e., in street name), you will receive instructions from the broker, bank or other nominee that you must follow in order to have your shares voted. The Proxy Card contains voting instructions.

If you hold your shares in your own name (i.e., as a holder of record), you may vote your shares by mail, by telephone, over the Internet or in person. PLEASE CHOOSE ONLY ONE OF THE FOLLOWING:

1. By Mail: To vote by mail, you may instruct the persons named as proxies how to vote your Common Stock by signing, dating and mailing the Proxy Card in the envelope provided. If you mail your Proxy Card, we must receive it before 10:00 a.m. (CT) on Friday, May 28, 2010, the day of the Annual Shareholders’ Meeting.

If you are returning your Proxy Card to Broadridge Financial Solutions, Inc., they must receive it before 10:00 a.m. (ET) on Thursday, May 27, 2010, the day before the Annual Shareholders’ Meeting.

2. By Telephone: You may vote by telephone 24 hours a day, 7 days a week until 11:59 p.m. (ET) on May 27, 2010. If you are in the United States or Canada, you may call toll-free 1 (800) 690-6903.

In order to vote by telephone, you need the control number on your Proxy Card. Each shareholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting. If you use the telephone voting system, you do not need to return your Proxy Card.

3. By Internet: The Web site for voting is at http://www.ProxyVote.com. You may vote via the Internet 24 hours a day, 7 days a week until 11:59 p.m. (ET) on May 27, 2010.

In order to vote on the Internet, you need the control number on your Proxy Card. Each shareholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting. If you use the Internet voting system, you do not need to return your Proxy Card.

4. In Person: Of course, you can always come to the meeting and vote your shares in person. You can vote by any of the three methods above prior to the meeting and still attend the Annual Shareholders’ Meeting. In all cases, a vote at the Annual Shareholders’ Meeting will revoke any prior votes.

Depending on the number of accounts in which you hold Common Stock, you may receive and need to vote more than one control number.

How may I revoke or change my proxy instructions?	If you vote your shares, and later desire to revoke or change your vote (prior to the Annual Shareholders’ Meeting), you may revoke and then change your initial proxy instructions by any of the following procedures:

1. Send us another signed proxy with a later date that we receive before 10:00 a.m. (CT) on Friday, May 28, 2010;

2. Follow the telephone or Internet voting instructions on how to revoke or change your vote by logging in and resubmitting your vote;

3. Send a letter revoking your proxy to our Corporate Secretary that is received before 10:00 a.m.(CT) on Friday, May 28, 2010; or

4. Attend the Annual Shareholders’ Meeting and vote your shares in person.

How are votes counted?	The Annual Shareholders’ Meeting will be held if a majority of our outstanding shares entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting. If a quorum is not present, the Annual Shareholders’ Meeting may be adjourned from time to time until a quorum is obtained.

If you give us a proxy without giving specific voting instructions, your shares will be voted by the persons named as proxies as recommended by the Board. We are not aware of any other matters to be presented at the Annual Shareholders’ Meeting except for those described in this Proxy Statement. However, if any other matters not described in this Proxy Statement are properly presented at the meeting, the persons named as proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, your shares may be voted by the persons named as proxies on the new meeting date as well, unless you have revoked your proxy instructions prior to that time. All votes will be tabulated by two independent individuals appointed by the Board of Directors as Inspectors of Election.

What is a broker non-vote?	A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Shareholders’ Meeting, if such shares are otherwise properly represented at the meeting in person or by proxy. Broker non-votes are not counted for purposes of determining the number of shares entitled to vote on any proposal for which the broker or other nominee lacks discretionary authority.

If you are a beneficial shareholder and your broker holds your shares in its name, the broker is permitted to vote your shares on the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm even if the broker does not receive voting instructions from you. There are no other broker discretionary voting items in this Proxy. For the first time, in 2010, brokers will not have discretionary voting rights with respect to the election of Directors; therefore, if you do not instruct your broker on how you would like your shares voted with respect to the individuals nominated for election this year, your shares will not be voted. Similarly, if you do not instruct your broker on how you would like your shares voted with respect to the re-approval of the Amended and Restated Cerner Corporation Performance-Based Compensation Plan, your shares will not be voted.

May I attend the Annual Shareholders’ Meeting?	If you were a holder of record on the record date, Thursday, April 1, 2010, you may attend and vote at the Annual Shareholders’ Meeting. If you plan to attend the Annual Shareholders’ Meeting, please indicate this when you vote. If you want to vote in person any shares you hold in street name, you must get a proxy in your name from your bank or broker.

What vote is required?	In an uncontested Director election, such as this one, an affirmative vote of a majority of the shares voted, in person or by proxy, is required for the election of Directors. Therefore, if you elect to “Withhold” authority to vote for any nominee, such action will be counted as a vote against the nominee; however, if you do not: a) vote for a nominee on your Proxy Card or b) instruct your broker how to vote for the election of Directors, then your vote will not count for or against such nominee. No shareholder may vote in person or by proxy for more than two nominees at the Annual Shareholders’ Meeting. Shareholders do not have cumulative voting rights in the election of Directors.

The proposals to ratify the appointment of KPMG LLP as our independent registered public accounting firm and to re-approve the Amended and Restated Cerner Corporation Performance-Based Compensation Plan will be adopted upon the affirmative vote of a majority of the shares voting on the proposal. Abstentions are treated as votes “Against” the proposal. Brokers may use their discretionary voting authority with respect to the ratification of our independent registered public accounting firm, but not with respect to the proposal to re-approve the Amended and Restated Cerner Corporation Performance-Based Compensation Plan.

How does the Board	The Board recommends a vote:
recommend that I vote?
• FOR all nominees for Director;

• FOR the ratification of the appointment of KMPG LLP as the independent registered public accounting firm of the Company for 2010; and

• FOR the re-approval of the Amended and Restated Cerner Corporation Performance-Based Compensation Plan.

Who pays the cost of this proxy solicitation?	We will bear all costs of solicitation of proxies. We will solicit proxies by mail, except for any incidental personal solicitation made by our Directors, officers and associates (employees), for which they will not be paid. We will request brokers, banks, custodians and other fiduciaries to forward proxy soliciting materials to the beneficial owners of stock they hold of record. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of the proxy materials.

Who should I call if I have questions?	If you have questions about the Annual Shareholders’ Meeting or voting, please call our Corporate Secretary, Randy Sims, at (816) 201-1024.
Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders’ Meeting to be Held on May 28, 2010: The 2010 Proxy Statement and 2009 Annual Report to Shareholders are available at www.cerner.com under “About Cerner, Investors, Financial Information, Proxy Materials.”

INFORMATION CONCERNING DIRECTORS
Our Bylaws currently provide for a Board consisting of seven persons, divided into three classes serving staggered terms of three years.
The terms of our two Class III Directors will expire at this year’s Annual Shareholders’ Meeting. One of our Class III Directors has been recommended by our Nominating, Governance & Public Policy Committee (the “Committee”) for re-election and nominated by our Board and we have a new nominee, Linda M. Dillman, who has been recommended by the Committee and nominated by the Board for election as a Class III Director. Those elected as Class III Directors this year will serve as Directors until the 2013 annual meeting. The terms of the Class I and Class II Directors will expire at the 2011 and 2012 annual meetings, respectively.
The Board has determined that all five current non-employee members of the Board (including Michael E. Herman, who is retiring and has not been nominated for re-election) and the new Director nominee, Linda M. Dillman, are independent Directors as required by the Securities and Exchange Commission (SEC) and The NASDAQ Stock Market. The names and biographies of the Company’s current Class I and II Directors and those individuals nominated for election as Class III Directors are set forth below.

CLASS I John C. Danforth (Age 73) Member of the: • Compensation Committee • Nominating, Governance & Public Policy Committee
Mr. Danforth was a Director of the Company from May 1996 through June 2004 when he resigned to serve as Ambassador to the United Nations, where he served from July 2004 through January 2005. Mr. Danforth was re-appointed by the Board as a Director of the Company in February 2005. Mr. Danforth represented the State of Missouri in the U.S. Senate for 18 years until 1995 and served as a Director of The Dow Chemical Company and MetLife, Inc. until June 2004. Mr. Danforth is presently a partner in the law firm of Bryan Cave LLP; an advisory member of the Board of Trustees of Eisenhower Medical Center; serves on the commission on Presidential Debates; serves as a Director of Greenhill & Co., Inc.; and, serves as Chairman of the Danforth Foundation.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Danforth should serve as a Director: his government and public policy professional background and experience, current and previously held leadership positions, his service on other public and private company boards, Cerner board experience, board attendance and participation, and his extensive experience with healthcare related companies and policies.

Neal L. Patterson (Age 60)	Mr. Patterson has been a Director of the Company since 1980 and is a co-founder of the Company. Mr. Patterson has been Chairman of the Board of Directors and Chief Executive Officer of the Company for more than five years. Mr. Patterson also served as President of the Company from March 1999 until August 1999.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Patterson should serve as a Director: his entrepreneurial and leadership skills and proven visionary leadership while serving as the Company’s Chief Executive Officer and Chairman, his information technology expertise and his extensive knowledge and understanding of the Company’s business, operations, solutions and services.

William D. Zollars (Age 62) Member of the: • Audit Committee • Compensation Committee	Mr. Zollars has been a Director of the Company since May 2005. He is currently the Chairman, President and Chief Executive Officer of YRC Worldwide, which position he has held since November 1999. Prior to 1999, Mr. Zollars served as President of Yellow Transportation, Inc. from September 1996 through November 1999. From 1994 to 1996, Mr. Zollars was Senior Vice President of Ryder Integrated Logistics, and prior to that, Mr. Zollars spent time with Eastman

Kodak in various executive positions. Mr. Zollars serves on the boards of the following public companies: YRC Worldwide, ProLogis Trust and CIGNA Corporation. Mr. Zollars also serves on the boards of The Midwest Research Institute, National Association of Manufacturers, Business Roundtable, United Way of Greater Kansas City, American Trucking Associations and The Carlson School of Management at the University of Minnesota.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Zollars should serve as a Director: his professional background and experience, current and previously held senior-executive leadership positions at public companies, his service on other public and private company boards, Cerner board experience, board attendance and participation, and his extensive experience with large employers, industry usage of information technology and his extensive understanding of strategic planning, tactical business decision making, risk management and corporate financial statements.

CLASS II Clifford W. Illig (Age 59)
Mr. Illig has been a Director of the Company since 1980 and is a co-founder of the Company. Mr. Illig served as Chief Operating Officer of the Company for more than five years until October 1998 and as President of the Company for more than five years until March 1999. Mr. Illig has served as Vice Chairman of the Board of Directors since March 1999.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Illig should serve as a Director: his leadership skills acquired while serving as the Company’s Vice Chairman of the Board, President and Chief Operating Officer, his information technology expertise and his extensive knowledge and understanding of the Company’s business, operations, solutions and services.

William B. Neaves, Ph.D. (Age 67) Member of the: • Audit Committee • Compensation Committee • Nominating, Governance & Public Policy Committee (Chairperson)	Dr. Neaves has been a Director of the Company since March 2001. Since June 2000, Dr. Neaves has served as the Chief Executive Officer and as a member of the Board of Directors of The Stowers Institute for Medical Research. He also served as President of The Stowers Institute from June 2000 through July 2009. For twenty years prior to 2000, he served in succession as Dean of Southwestern Graduate School, Dean of Southwestern Medical School and Chief Academic Officer and holder of the Wildenthal Distinguished Chair in Biomedical Science at the University of Texas Southwestern Medical Center. Dr. Neaves is presently a member of the Board of Directors of the Midwest Research Institute, the Board of Trustees of Washington University in St. Louis and the National Council of the Washington University School of Medicine.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Dr. Neaves should serve as a Director: his medical and science- based professional background and experience, current and previously held leadership positions at privately funded research institutions and academic institutions, his service on other research-related and academic boards, Cerner board experience, board attendance and participation, and his extensive experience with genomics, healthcare research and corporate financial statements.

CLASS III Gerald E. Bisbee, Jr., Ph.D. (Age 67) Member of the: • Audit Committee (Chairperson) • Compensation Committee • Nominating, Governance & Public Policy Committee
Dr. Bisbee has been a Director of the Company since February 1988. Dr. Bisbee is President and Chief Executive Officer of ReGen Biologics, Inc. (ReGen), which develops, manufactures and markets orthopaedic tissue repair products worldwide and is the co-founder, Chairman and Chief Executive Officer of The Health Management Academy which provides an open environment for the senior executives of the country’s largest health systems and corporations to exchange best practices and benchmarking data, focused on increasing the quality, appropriateness and efficiency of care. He has also served as Chairman of the Board of Directors for ReGen since 1998. Dr. Bisbee was a Director of Aros Corporation (formerly known as APACHE Medical Systems, Inc.) commencing in December 1989, serving as Chairman of the Board from December 1989 to November 1997 and from December 2000 to June 2002. He was Chief Executive Officer of Aros from December 1989 to November 1997. In June 2002, ReGen and Aros merged. Prior to 1989, Dr. Bisbee was President of the Hospital Research and Educational Trust and also was a faculty member of the Department of Epidemiology and Public Health at Yale University. Dr. Bisbee is also currently a Director of Care Investment Trust Inc.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Dr. Bisbee should serve as a Director: his medical, financial and healthcare-based professional background and experience, current and previously held leadership positions in medical and healthcare-related entities, his service on other research-related and academic boards, Cerner board experience, board attendance and participation, his extensive experience with healthcare research and specialized expertise in public company accounting and mergers and acquisitions.

Linda M. Dillman (Age 53)	Ms. Dillman is a first-time nominee as a Cerner Director. Since August 2009, she has been Senior Vice President of Enterprise Services/Global Functions IT for Hewlett-Packard Company. Prior to Hewlett-Packard, Ms. Dillman was Executive Vice President of Benefits and Risk Management for Wal-Mart Stores, Inc. from April 2006 through July 2009, and prior to that, from August 2002, she held the position of Executive Vice President and Chief Information Officer. She held various positions within the company from 1991-2002. Ms. Dillman is presently a member of the University of Arkansas School of Engineering Advisory Board and the University of Indianapolis Advisory Board.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Ms. Dillman should be nominated as a Director: her professional background and experience, current and previously held senior-executive level leadership positions at public companies and her extensive knowledge of information technology, human resources and healthcare insurance and healthcare plans for large employers.

MEETINGS OF THE BOARD AND COMMITTEES
The Board has established Audit, Compensation and Nominating, Governance & Public Policy Committees. The Board has adopted a written charter for each of these Committees. The full text of each charter and the Company’s Corporate Governance Guidelines are available on the Company’s Web site located at www.cerner.com under “About Cerner, Leadership”. The Board does not have an Executive Committee. During 2009, the Board held four regular meetings, the Audit Committee held 12 meetings, the Compensation Committee held two meetings and the Nominating, Governance & Public Policy Committee held three meetings. Each current Director attended at least 75% of the total meetings of the Board and the Board Committees on which the Director served during the fiscal year.
The Board has determined that all of the current Class I and II members on each of the Board’s three standing Committees and the two individuals who have been nominated as Class III Directors and the Committees to which they have been recommended to serve are independent as defined under the rules of The NASDAQ Stock Market, including, in the case of all current and proposed members of the Audit Committee, the additional independence requirements of Rule 10A-3 under the Exchange Act. Under applicable NASDAQ rules, a Director of the Company will only qualify as an “independent director” if, in the opinion of the Board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director. The Board has determined that none of the current Class I and II Directors nor the individuals nominated for election as a Class III Director has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director and that each of these Directors and individuals nominated for election as Directors are “independent” as defined under Rule 4200(a)(15) of The NASDAQ Stock Market Marketplace Rules: Gerald E. Bisbee, Jr., Ph.D.; John C. Danforth; Linda M. Dillman; William B. Neaves, Ph.D.; and, William D. Zollars. The independence determination is made by the full Board of Directors each May based on all available facts and circumstances of each Director. The “independence” finding is also reviewed and confirmed by the Company’s Chief Legal Officer, Chief Financial Officer and outside counsel.
Pursuant to the Company’s Corporate Governance Guidelines, all individuals nominated for election as Class III Directors are expected to attend the Annual Shareholders’ Meeting. All other Directors, barring unforeseen circumstances, are expected to attend the Annual Shareholders’ Meeting as well. All of our current Directors, including the Class III Director nominated for re-election this year, attended the 2009 Annual Shareholders’ Meeting.
COMMITTEES OF THE BOARD
Audit Committee
The Audit Committee assists the Board in fulfilling its responsibilities with respect to our accounting and financial reporting practices, and in addressing the scope and expense of audit and related services provided by our independent public accounting firm. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from the Company for: outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties. The Board has determined that the composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are in accordance with applicable SEC rules and The NASDAQ Stock Market Marketplace Rules for audit committees. In particular, all Audit Committee members possess the required level of financial literacy, at least one member of the Audit Committee meets the current standard of requisite financial management expertise and the Board has determined that Gerald E. Bisbee, Jr., Ph.D., the Chairperson of the Audit Committee, is an “audit committee financial expert” as defined in Item 401(d)(5)(ii) of Regulation S-K of the Securities Act of 1933.
Compensation Committee
The Compensation Committee’s primary responsibilities are to review and approve our compensation policies and practices, establish compensation for Directors, evaluate our Chief Executive Officer’s performance and establish compensation accordingly, review and approve the total compensation of our Section 16 Officers, review and approve executive Performance-Based Compensation Plan targets and earned payouts and equity stock grants to our Section 16 Officers and adopt and approve major changes in our benefit plans and compensation philosophy.
The Compensation Committee of the Board of Directors is currently comprised of five Directors. Each member of the Compensation Committee is an “independent director” as defined by the NASDAQ Stock Market Marketplace Rules applicable to issuers such as the Company that have shares listed on The NASDAQ Global Select Market. Compensation Committee membership is reviewed annually by the Company’s Nominating, Governance & Public

Policy Committee, which then recommends the Compensation Committee membership to the full Board of Directors. Compensation Committee members are approved by the full Board of Directors each May.
The Compensation Committee meeting dates are reviewed and approved by the entire Compensation Committee, in an effort to ensure attendance, and Compensation Committee agendas are reviewed and approved prior to distribution to the rest of the Compensation Committee by the Compensation Committee Chairperson.
The Compensation Committee has a Charter that is available on the Company’s Web site located at: www.cerner.com under “About Cerner, Leadership, Compensation Committee.” The Charter is reviewed by the Compensation Committee annually in March and any recommended amendments to the Charter are considered for approval by the full Board of Directors. The Compensation Committee’s Charter was last revised in March 2005 and last reviewed, with no amendments recommended, by the Compensation Committee in March 2010. The Compensation Committee’s scope of authority is as set forth in its Charter. The Compensation Committee has further delegated its authority as follows and as approved by the Company’s Board of Directors:
•	Section 16 Insider Equity and Incentive Compensation Subcommittee – this subcommittee of the Compensation Committee is appointed annually and consists of “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of 16(b) of the Securities Exchange Act. It has authority to review recommendations and approve equity grants and incentive-based compensation (targets, metrics and payments) of our Section 16 Insiders,

•	Equity-based Grant Policy – Quarterly Administration Subcommittee – this subcommittee of the Compensation Committee currently consists of the Chairperson of the Compensation Committee and has authority to ensure timely administration of the Equity-based Grant Policy for matters that require action between regularly scheduled Compensation Committee meetings. The Equity-based Grant Policy – Quarterly Administration Subcommittee reports to the full Compensation Committee at the next Compensation Committee meeting on any action approved by such subcommittee,

•	Incentive Compensation Plan – Quarterly Administration Subcommittee – this subcommittee of the Compensation Committee currently consists of the Chairperson of the Compensation Committee and has authority to ensure timely administration of the Performance-Based Compensation (162(m)) Plan for matters that require action between regularly scheduled Compensation Committee meetings. The Incentive Compensation Plan – Quarterly Administration Subcommittee reports to the full Compensation Committee at the next Compensation Committee meeting on any action approved by such subcommittee, and

•	Foundations Retirement Plan Administrative and Investment Committee – this committee currently consists of the Chief Financial Officer, Chief People Officer, Director of Benefits and one other corporate executive named by the first three members. The committee has authority to: i) select, monitor and manage our 401(k) retirement plan’s (the “Plan”) third party administrator, record keeper, custodian and trustee, ii) monitor the Plan’s reporting to the IRS and Department of Labor, the Plan’s ERISA compliance, Plan audits and the payment of Plan expenses, iii) monitor and evaluate disclosures by the Plan to participants and beneficiaries, iv) ensure maintenance of fiduciary liability insurance coverage and the ERISA fidelity bond coverage, v) research and recommend Plan amendments, vi) adopt, review and carry-out investment policies and objectives for the Plan, vii) review and select the investment options offered under the Plan, viii) select and monitor the Plan’s investment managers and fund providers, ix) supervise, monitor and evaluate the performance of the investment options offered under the Plan, x) periodically review the Plan’s investment performance as a whole and xi) retain independent outside consultants.
Compensation Consultant
The Compensation Committee is advised by a compensation consultant, Deloitte Consulting, who has no other role with Cerner other than to advise the Compensation Committee.
Relationship between Compensation and Risk Management
The Compensation Committee engaged Deloitte Consulting to perform a high level review of the Company’s incentive compensation arrangements. More specifically, Deloitte Consulting reviewed the policies and processes of incentive compensation arrangements for associates, including the Section 16 officers, and assessed the overall design of ten incentive compensation plans (along with the performance measures utilized to reward associates), and identified the risks posed from an associate behavior perspective. The scope of Deloitte Consulting’s review was based on incentive compensation arrangements that provided the highest aggregate incentive dollars for 2009. The Compensation Committee assessed Deloitte Consulting’s review and concluded that our incentive compensation arrangements, coupled with internal controls and policies, do not encourage associates to: i) take excessive risks that are likely to cause material adverse harm to the Company or ii) manipulate performance in order to increase incentive award payouts.
Specifically, the Compensation Committee noted a number of design features of our cash incentive program that mitigate risk, including:
•	stock ownership guidelines for executives may reduce the risk of executives making decisions that benefit them in the short-term at the expense of the Company’s long-term performance;

•	the design of annual incentives provides for the taking of a reasonable amount of risk in order to provide upside incentive compensation opportunity, while a payout cap on the incentives reduces risk by limiting the amount of short-term compensation that may be earned;

•	incentive goals are established using a rigorous process and are tied to the Company’s annual budget;

•	incentive plan metrics and goals for Section 16 Officers are approved by the Compensation Committee within the first 90 days of each year and goals are not altered during the performance cycle;

•	the Company has a rigorous verification and review process to calculate the performance of each incentive plan; and

•	the Company has a compensation recovery policy that applies to all associates receiving cash incentives.
Nominating, Governance & Public Policy Committee
The Nominating, Governance & Public Policy Committee provides assistance and recommendations to the Board, the Chairman and the Chief Executive Officer of the Company in the areas of: i) Board membership nomination, ii) committee membership selection and rotation practices, iii) evaluation of the overall effectiveness of the Board, iv) review and consideration of developments in corporate governance practices and v) review and consideration of current and emerging political, corporate citizenship and public policy issues that may affect our business operations, performance or public image. The Chairperson of the Nominating, Governance & Public Policy Committee presides at all executive session meetings of the independent Directors.
DIRECTOR COMPENSATION
For the 2009-2010 Board year (May 2009 – May 2010), non-employee Directors received an annual cash retainer of $63,500. In addition, each Committee Chairperson received an additional annual cash retainer of varying amounts as follows: $22,500 for the Audit Chairperson, $12,500 for the Compensation Chairperson and $5,000 for the Nominating, Governance & Public Policy Chairperson. Each member of the Audit Committee (excluding the Chairperson) received an additional annual cash retainer of $10,000. The Directors are not paid meeting fees. All cash retainers as disclosed above are paid in quarterly installments at each Board meeting. During the 2009-2010 Board year, the sole exception to the payments discussed above was with respect to Mr. Danforth who was entitled to receive $63,500 cash compensation based on the above described annual cash retainer; however, in lieu of cash, Mr. Danforth is entitled to take his compensation in the form of personal use of planes owned by or under contract to the Company, in accordance with our policies on personal use of such aircraft.
Each non-employee Director also receives a grant of restricted stock of the Company for each year of service on the Board. The equity component of the Board compensation package is based on a target dollar amount, not a fixed share amount (in order to avoid unintended compensation fluctuations based on stock price fluctuations, stock-splits, combination or other changes in the number or type of the Company’s shares outstanding). The target for the equity compensation component of the total annual Board compensation package for the May 2009 to May 2010 Board service period was set at approximately $150,000. In May 2009, pursuant to the Board equity compensation program, 2,700 shares of restricted stock of the Company were granted to each of the then-current Directors: Dr.

Bisbee, Mr. Danforth, Mr. Herman, Dr. Neaves and Mr. Zollars, respectively. These restricted stock grants will vest in May 2010 at the completion of the one year of Board services for which they were granted.
As of June 2007, each non-employee Director that is newly appointed or elected to the Board receives an initial grant of shares of restricted stock of the Company with a value equal to the annual equity grant value as discussed above, with a ratable vesting over three years. There were no Directors eligible to receive an initial appointment/election grant of shares of restricted stock in 2009.
In March 2007, the Board approved Stock Ownership Guidelines that apply to the Company’s executive officers and the Board of Directors. The guidelines are further discussed in the Compensation Discussion and Analysis section. As of January 1, 2010, at the annual measurement date, all non-employee Directors were compliant with these guidelines.
The following table contains information regarding the compensation earned by non-employee Directors during 2009, including Nancy-Ann DeParle, who notified us of her resignation from her Director position on the Company’s Board of Directors, effective March 3, 2009, after she was selected by President Barack Obama to serve as Counselor to the President and Director of the White House Office of Health Care Reform under his administration.

					Change in
					Pension
					Value and
					Nonqualified
	Fees			Non-Equity	Deferred
	Earned or	Stock	Option	Incentive Plan	Compensa-	All Other
	Paid in	Awards	Awards	Compensation	tion Earnings	Compensation
Name	Cash ($)	($) (1)	($) (2)	($)	($)	($)	Total ($)
Gerald E. Bisbee, Jr., Ph.D.	86,000	152,604	—	—	—	—	238,604

John C. Danforth	63,500	152,604	—	—	—	—	216,104

Nancy-Ann DeParle (3)	18,375	—	—	—	—	—	18,375

Michael E. Herman	76,000	152,604	—	—	—	—	228,604

William B. Neaves, Ph.D.	78,500	152,604	—	—	—	—	231,104

William D. Zollars	73,500	152,604	—	—	—	—	226,104

(1)	These amounts reflect the fair value of the award on the grant date. As of January 2, 2010, each then-current Director had the following number of restricted stock awards outstanding: Gerald E. Bisbee, Jr., Ph.D., 2,700; John C. Danforth, 2,700; Michael E. Herman, 2,700; William B. Neaves, Ph.D., 2,700; and, William D. Zollars, 2,700.

(2)	As of January 2, 2010, each Director had the following number of stock options outstanding: Gerald E. Bisbee, Jr., Ph.D., 0; John C. Danforth, 0; Michael E. Herman, 39,000; William B. Neaves, Ph.D., 24,000; and, William D. Zollars, 0.

(3)	Amounts reflect only partial year of service; as stated above, Ms. DeParle resigned as a member of the Cerner Board of Directors effective March 3, 2009, so that she could serve as Counselor to the President and Director of the White House Office of Health Care Reform under the Obama administration.

AUDIT COMMITTEE REPORT
Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following report of the Audit Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed to be soliciting material or filed under such Acts.
The Audit Committee of the Company is currently composed of three independent members of the Board of Directors (all of whom have been determined by the Board to meet the independence requirements of the SEC and The NASDAQ Stock Market) and operates under a written charter adopted by the Board of Directors. The Audit Committee appoints and retains the Company’s independent registered public accounting firm. The selection is subsequently submitted to the shareholders of the Company for ratification.
Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting, and management’s assessment of the internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes and to report to the Board of Directors on its findings.
In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm that firm’s independence.
Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended January 2, 2010 to be filed with the Securities and Exchange Commission.
Members of the Audit Committee:
Gerald E. Bisbee, Jr., Ph.D.
William B. Neaves, Ph.D.
William D. Zollars

Guidelines of Cerner Corporation’s Audit Committee
for Pre-Approval of Independent Auditor Services
The Audit Committee has adopted the following guidelines regarding the engagement of our independent registered public accounting firm to perform services for the Company: For audit services (including statutory audit engagements as required under local country laws) and audit-related services, the independent auditor will provide the Audit Committee with an engagement letter during the first quarter of each year outlining the scope of audit and audit-related services proposed to be performed during the fiscal year. If agreed to by the Audit Committee, this engagement letter will be formally accepted by the Audit Committee at either its March or May Audit Committee meeting. The Audit Committee will approve, if necessary, any changes in the terms, conditions and fees resulting from changes in audit scope, Company structure or other matters.
The independent registered public accounting firm will submit to the Audit Committee for approval an audit services fee proposal with the engagement letter.
For any permissible non-audit services, the independent registered public accounting firm will provide the Audit Committee with a detailed scope of service description and fee range. Each non-audit service must be separately pre-approved by the Audit Committee. Our management and the independent registered public accounting firm will each confirm to the Audit Committee that any non-audit services for which pre-approval is requested are permissible under all applicable legal requirements.
To ensure prompt handling of unexpected matters, the Audit Committee delegates authority to and the Board of Directors formally appoints the Chairperson of the Audit Committee to amend or modify the scope of pre-approved permissible audit, audit-related or non-audit services and the fees related thereto. Upon receiving an unforeseen request for audit, audit-related or non-audit services or a change in the fee range, the independent registered public accounting firm will advise our management; our management will request pre-approval for such change in audit, audit-related or non-audit services or fees from the Chairperson of the Audit Committee. The Audit Committee Chairperson will report on all action taken with respect to pre-approval of audit, audit-related or non-audit services and fees to the Audit Committee at the next Audit Committee meeting. With respect to any such pre-approval of non-audit services, our management and the independent registered public accounting firm will each confirm to the Audit Committee Chairperson that such non-audit services are permissible under all applicable legal requirements.
With respect to each proposed pre-approved service, the independent registered public accounting firm will provide sufficient detail in the description to ensure that the Audit Committee (or Chairperson, as applicable) knows precisely what services it is being asked to pre-approve so that it can make a well-reasoned assessment of the impact of the service on the registered public accounting firm’s independence.
The independent registered public accounting firm must ensure that all audit, audit-related and non-audit services provided to the Company have been approved by the Audit Committee.

COMPENSATION COMMITTEE REPORT
Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following report of the Compensation Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed to be soliciting material or filed under such Acts.
The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis section set forth below as required by Item 402(b) of Regulation S-K, and, based upon that review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Members of the Compensation Committee:
Gerald E. Bisbee, Jr., Ph.D.
John C. Danforth
Michael E. Herman
William B. Neaves, Ph.D.
William D. Zollars

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Strategy/Objectives
Our compensation strategy is to offer competitive compensation packages to attract, motivate and reward qualified associates who contribute significant value to Cerner. Our compensation program is designed to reward performance, such as attainment of business and individual associate goals, business results, leadership, and strong relationships with clients, and is not based on rewarding seniority. We believe this strategy allows us to attract qualified candidates and maintain a reasonable business model. This compensation strategy is linked to our performance management philosophy that is designed to identify and reward associate performance through compensation. Our strategy is to target our pay in aggregate at the median (50th percentile) within our peer group with top performers able to earn within the top quartile (75th percentile). We believe this strategy keeps us competitive in the marketplace.
The independent compensation consultant retained by the Compensation Committee works with our human resources compensation team each year to develop, analyze and compare peer group companies whose annual revenue, net income, total shareholder return (one year and three year), market capitalization and business model are similar to that of our Company. The Compensation Committee then reviews and approves use of the recommended peer group. The companies included in our 2009 peer group for compensation comparison were selected based on standard industrial classifications (SIC) and/or financial measures. The SIC’s used were computer programming services, prepackaged software, computer integrated systems design and computer processing, data preparation and processing services. The financial measures used to obtain information for our 2009 peer group were market capitalization of $745 million to $10 billion and revenues of $760 million to $3 billion. The companies included in our 2009 peer group were: Acxiom Corporation, Autodesk, Inc., BMC Software, Inc., CACI International Inc., Cadence Design Systems, Inc., Citrix Systems, Inc., Compuware Corporation, DST Systems, Inc., Eclipsys Corporation, IMS Health Incorporated, McAfee, Inc., Mentor Graphics Corporation, MICROS Systems, Inc., Parametric Technology Corporation, Perot Systems Corporation, Scientific Games Corporation, Sybase, Inc., Synopsys, Inc., THQ Inc. and Verisign, Inc. Our peer group changed slightly from 2008 due to the increased range of the market capitalization and revenue financial measures we use each year to reflect the growth of Cerner and also due to mergers and acquisitions within the peer group.

At the beginning of each fiscal year, the Compensation Committee reviews our peer group and the history of all the elements of each executive officer’s total compensation, including base salary, performance-based cash incentive compensation and long-term incentive plan compensation, over each of the past three years in relation to the total compensation and compensation elements of the corresponding executive officers in our peer group. Typically, our Chief Executive Officer (CEO), along with our Chief People Officer (CPO), makes compensation recommendations to the Compensation Committee with respect to the executive officers (excluding the CEO’s compensation) who report to the CEO. The other executive officers do not participate in executive officer compensation recommendations. The Compensation Committee Chairperson reviews the peer group comparisons with the CPO and makes compensation recommendations to the Compensation Committee with respect to the CEO. The Compensation Committee, after review and discussion of the items set forth above, makes the ultimate decision as to the total compensation and compensation components for the Company’s CEO and reviews and approves the total compensation and compensation components for the other executive officers.
The Compensation Committee has authority to secure the services of advisers both internal and external to the Company, including the retention of outside consultants to review executive compensation, Board of Director compensation or to perform any other analysis the Compensation Committee deems appropriate. Historically, the Compensation Committee has worked with our internal resources, such as the CPO and the human resources compensation team, to help it carry out its responsibilities. The Compensation Committee has also engaged Michael S. Kesner, Principal with Deloitte Consulting, an independent compensation consultant, to assist it in fulfilling its responsibility on an as-needed basis. Mr. Kesner is retained directly by the Compensation Committee and has worked with the Company for approximately nine years. In 2009, Mr. Kesner was engaged to advise the Compensation Committee regarding executive and Board of Directors compensation matters, including competitive pay benchmarking, incentive plan design, performance metric testing, peer group selection, updates on trends in executive and director compensation, review of the Compensation Discussion and Analysis and related tables included in the 2009 Proxy Statement.
Aligning Pay with Performance
During 2009, our management team continued practices established to closely link pay to performance. A quarterly performance review process was used to provide quarterly assessments of executives on their performance and attainment of Company goals. Under this program, executives whose performance was evaluated as being in the bottom 20% of all executives were not generally eligible for pay increases or additional stock option grants. In addition, such executive’s performance-based incentive compensation award, if earned, may be reduced or eliminated due to their performance rating.
Compensation Elements
Compensation for our executive officers includes: i) base salary, ii) performance-based cash incentive compensation (in 2009, this type of compensation discussed throughout this report is inclusive of the one-time supplemental performance-based cash incentive opportunity, which was offered to executives in 2009 in lieu of base salary or performance-based cash incentive compensation increases, as discussed in more detail below under “2009 Supplemental Performance-Based Cash Incentive”) and iii) long-term incentive plan compensation. To provide incentives to attain our business goals, a significant portion of executive compensation is at-risk and tied to individual and Company performance. The at-risk component of our executive officers’ compensation in 2009 was increased with our 2009 approach to executive compensation increases discussed below. Additionally, we provide our executive officers with relatively limited perquisites, which the Compensation Committee believes are reasonable. Our process for allocating between short-term and long-term compensation is to ensure adequate base salary and cash bonus opportunity to attract and retain executives, while providing incentives to maximize long-term value for our Company and our shareholders. We determine the mix of base salary and performance-based cash incentive compensation by balancing the needs of providing adequate guaranteed cash compensation while at the same time providing a meaningful incentive to motivate the executive to achieve the established performance targets. Effective April 1, 2009, the cash compensation package for the Named Executive Officers (NEOs) ranged from 48% to 61% in base salary and 39% to 52% in targeted performance-based cash incentive compensation. Our total compensation package mix for the NEOs in 2009 ranged from 55% to 66% in cash compensation and 34% to 45% in non-cash compensation, which includes equity-related awards. We believe this formula is competitive within the marketplace, appropriate to fulfill our corporate objectives and addresses the goals outlined below under “Long-Term Incentive Plan Compensation.”

     Base Salary. As set forth above, the Compensation Committee reviews peer group data and recommendations proposed by the CEO, CPO and human resources compensation team prior to approving the salary of the Company’s executive officers during the first quarter of each calendar year. Salary is based on the duties and responsibilities that each executive officer is expected to discharge during the current year and upon the executive officer’s performance during the prior year. We also perform external market comparisons for the executive officers, relative to industry-specific peers as disclosed above, based on individual job responsibility. This comparison data helps ensure that the proposed executive officer’s compensation is within reasonable market comparison ranges and in line with our compensation strategy, detailed above.
As discussed in more detail below, in 2009 the Company and the Compensation Committee determined that the Company would not provide increases to the base salaries of the executive officers and other executives, and that the base salaries of executive officers and other executives would remain at the same level as 2008 absent any other unique circumstances warranting the reduction of an individual executive’s base salary such as a role change or performance issue. In lieu of base salary or performance-based compensation increases for 2009, the Compensation Committee adopted a supplemental performance-based cash incentive. The Company and the Compensation Committee decided this was a one-time approach for 2009 due to unstable economic conditions and did not elect to continue this approach in 2010, as discussed in more detail below.
     Performance-Based Cash Incentive Compensation. Our Performance-Based Compensation Plan is designed to provide a meaningful incentive on both a quarterly and annual basis to key associates and executive officers and to motivate them to assist in achieving short-term Company goals. Approximately 15% of our associates are eligible for some form of performance-based compensation. These associates are typically sales or executive level associates. Individual payments will vary, depending upon individual performance and, in some cases, business unit operational achievements. We grant such cash incentive bonuses pursuant to a shareholder approved Performance-Based Compensation Plan. Each of our executive officers is eligible to participate in this plan.
The Performance-Based Compensation Plan is administered by the Compensation Committee, which establishes performance metrics, eligibility and range of incentive amounts. Under the general feature of the plan, for which our executive officers are not eligible, the performance metrics may vary from participant to participant. Adjustments to the performance metrics may be made during the year as appropriate, for example, to take into account unusual or unanticipated Company or industry-wide developments. Final determination of amounts paid to a participant under the general feature of the plan may also be adjusted downward depending upon subjective evaluations by the participant’s executive or manager or, in the case of executive officers, the discretion of the Compensation Committee.
Performance targets are initially developed and recommended by management through our annual financial planning process during the last quarter of the preceding year. The Compensation Committee reviews the performance targets proposed by management for the executive officers to ensure they reflect appropriate business growth and return to our shareholders.
All of our executive officers are eligible to participate under the executive feature of the Performance-Based Compensation Plan. Payments made under the executive feature qualify for deductibility under Section 162(m) of the Internal Revenue Code. A subcommittee, comprised solely of outside directors as defined under Section 162(m) (the “Section 16 Insider Equity and Incentive Compensation Subcommittee” or the “162(m) Subcommittee”), of the Compensation Committee establishes the targets prior to or at the beginning of the performance period. The measurement of the achievement of such targets can be, and is, determined under pre-established objective formulas. The 162(m) Subcommittee may select metrics such as earnings per share, operating margins, contract margins or other metrics specifically permitted by the executive feature of the plan. The 162(m) Subcommittee selects metrics which it believes will help drive business growth and return to our shareholders while providing a meaningful incentive on both a quarterly and annual basis to the participants. Once established, the metrics or targets under the executive feature of the plan may not be changed. No changes were made to the established targets during 2009. Bonuses awarded to executive officers under the executive feature of the plan may only be adjusted downward, based upon a subjective analysis of the executive officer’s overall performance, from the maximum bonus amount available to such executive officer. The maximum bonus available is 140% of the targeted bonus amount, plus (for 2009 only) the one time supplemental performance-based cash incentive opportunity (discussed below), plus 25% of the targeted bonus amount (excluding the 2009 Supplemental Performance-Based Cash Incentive) based on the executive officer’s individual performance rating. The maximum possible payout is set at 200% of Neal Patterson’s base salary and 175% of the other executive officer’s base salary.
Between Compensation Committee meetings, the Incentive Compensation Plan — Quarterly Administration Subcommittee approves annual and quarterly executive targets, approves eligible executive officers for the plan, approves the payment metrics for each executive officer and determines whether one or more executive targets have been satisfied, prior to payment by the Company to any executive officer.
During 2009, the performance metric for the Company’s CEO and other executive officers consisted solely of earnings per share, which was chosen to help drive and ensure business growth and return to our shareholders while providing a meaningful incentive on both a quarterly and annual basis.
As a result of the Company’s 2009 performance relative to the attainment of these performance targets, we paid cash bonuses to our NEOs under the Performance-Based Compensation Plan. Aggregate incentives paid to our NEOs in the 2009 fiscal year averaged 78% of the target incentive amount and 48% of the maximum cash incentive opportunity available. Payouts were based solely on attainment of the performance target and no discretionary changes were made to the amounts earned. The following tables detail the payouts by performance plan metric for our NEOs in 2009 and the related performance plan metric attainment by quarter.

							% Earned
			Results				Relative to	Maximum	% Earned of
			Relative to		Target	Actual	Target	Cash	Maximum Cash
		Performance	Performance	Target	Incentive	Amount	Incentive	Incentive	Incentive
NEO	Performance Metric	Plan Target (1)	Plan Target (1)	Attainment %	Amount	Earned (2)	Amount	Opportunity	Opportunity
Neal L. Patterson	Earnings Per Share	$2.45	$2.43	99%	$1,030,000	$807,750	78%	$1,677,000	48%

Marc G. Naughton	Earnings Per Share	$2.45	$2.43	99%	$235,000	$184,500	78%	$384,000	48%

Jeffrey A. Townsend	Earnings Per Share	$2.45	$2.43	99%	$415,000	$325,125	78%	$673,500	48%

Michael R. Nill	Earnings Per Share	$2.45	$2.43	99%	$325,000	$248,250	76%	$517,625	48%

Michael G. Valentine	Earnings Per Share	$2.45	$2.43	99%	$365,000	$286,500	78%	$596,000	48%

Total of Named Executive Officers					$2,370,000	$1,852,125	78%	$3,848,125	48%

(1)	The plan targets and plan results in the above table reflect adjustments compared to results reported on a Generally Accepted Accounting Principles (GAAP) basis in our 2009 consolidated financial statements, included in the 2009 Annual Report on Form 10-K. These numbers have been adjusted for bonus calculation purposes to exclude the impact of certain items that were not originally contemplated in setting plan targets, including stock option expense and any non-recurring items footnoted in Item 6 of our 2009 Form 10-K.

(2)	Includes amounts earned on the 2009 Supplemental Performance-Based Cash Incentive, as follows: Mr. Patterson — $67,500, Mr. Naughton — $11,250, Mr. Townsend — $33,750, Mr. Nill — $18,750 and Mr. Valentine — $18,750.

Performance Metric Summary (EPS)
Measurement				Payout	Quarterly
Period	Target(1)	Results	Attainment %	%	Weighting(2)
Q1	$0.50	$0.50	100%	100%	15%

Q2 YTD	$1.07	$1.05	98%	100%	15%

Q3 YTD	$1.72	$1.68	98%	100%	15%

Q4 YTD	$2.45	$2.43	99%	75%	55%

(1)	Target reflects the 100% performance payout level.

(2)	Quarterly weightings of the annual target incentive amounts.

     2009 Supplemental Performance-Based Cash Incentive: Due to the unstable worldwide economic environment in 2008 and leading into 2009, our human resources compensation team, together with executive management, reviewed and considered compensation alternatives for 2009, including alternatives related to base salary, performance-based cash incentive compensation and/or long-term incentive plan compensation. Based on this review, the Compensation Committee determined that our historical compensation approach under all three types of compensation arrangements continued to meet the needs and serve the purposes as set forth in this Compensation Discussion and Analysis (CD&A). However, in an effort to prudently approach 2009, the human resources compensation team recommended and the Compensation Committee approved a one-time modified approach to executive compensation increases for 2009. Under this 2009 approach, in lieu of base salary or performance-based cash incentive compensation increases, we provided executives with a supplemental performance-based cash incentive opportunity in 2009 to be paid in March 2010 based on achievement of our 2009 internal earnings per share target. The Compensation Committee determined this was a responsible approach to executive compensation increases for 2009 that allowed us to reward our executives, while aligning their interests to those of our shareholders. Based on our 2009 results against this performance target, we paid 75% of the targeted incentive amounts available to eligible executives.
In 2010, our human resources compensation team, together with executive management, reviewed and considered compensation alternatives for 2010, including alternatives related to base salary, performance-based cash incentive compensation and/or long-term incentive plan compensation. Based on this review, the Compensation Committee determined that our compensation approach under all three types of compensation meets the needs and serves the purposes as set forth in this CD&A. It was also determined that we would provide cash compensation increases as we have historically, prior to 2009, based on market pay comparisons and individual performance. We believe this approach is consistent with industry practice and aligns our executives’ focus with business objectives. Therefore, compensation increases in 2010 will not include a supplemental performance-based cash incentive compensation amount. For 2010, the Compensation Committee has approved the continued use of earnings per share as the sole performance metric for all executive officers. We continue to believe that this metric aligns well with our internal financial imperatives to expand operating margin and grow bottom line earnings, and the Compensation Committee believes this is the best performance metric to help drive and ensure business growth and return to our shareholders while providing a meaningful incentive on both a quarterly and annual basis to our executive officers. The 2009 earnings per share performance for incentive compensation purposes represented a 16% growth over the prior year. The 2010 performance targets have been set based on the 2010 financial plan approved by the Board of Directors and reflect earnings growth between 13% and 21%. The 2010 bonus opportunity for the NEOs can range between 0% and 140% of the targeted bonus amount, depending on the level of performance achieved in 2010 plus 25% of the targeted bonus amount based on the executive officer’s individual performance rating. The earnings per share target set at each level of payout, as a percentage of the performance target, is consistent with prior years.
Performance-based compensation paid to our executive officers for all years beginning with 2008 is subject to “claw back” pursuant to performance plan agreements with our executive officers. These agreements have language stating that in the event we implement a Mandatory Restatement (as defined in the Performance-Based Compensation Plan), which restatement relates to the respective fiscal year, some or all of any amounts paid as an incentive payment earned by the executive officer under the Performance-Based Compensation Plan and related to such restated period(s) will be recoverable and must be repaid, in most cases, within 90 days of such restatement(s). The amount to be repaid will be the amount by which the incentive compensation paid exceeds the amount that would have been paid based on the financial results reported in the restated financial statement(s). Additionally, since 2008, the language in our incentive plan agreements provides that all participants (including our executive officers) will be required to repay all earned incentive compensation payments if they are individually found by Cerner’s Board of Directors to have engaged in fraud or misconduct that caused or partially caused the need for a Mandatory Restatement.
     Long-Term Incentive Plan Compensation. Awards under our Long-Term Incentive Plans may consist of stock options, restricted stock and performance shares, as well as other awards including stock appreciation rights, phantom stock and performance unit awards, which may be payable in the form of common stock or cash at the Compensation Committee’s discretion; however, the awards granted under the Long-Term Incentive Plan have been primarily in the form of stock options. In 2009, the Compensation Committee approved executive officer awards in the form of stock options. In 2010, the Compensation Committee has approved executive officer awards in the form of stock options, performance-based shares and restricted shares. Our Long-Term Incentive Plans are designed to drive long-term shareholder value and retain valuable associates and executives by: i) positioning us competitively as an employer, ii) creating an incentive for associates to contribute to our sustained, long-term growth, iii) creating a mutuality of interest between our associates and shareholders and iv) providing financial incentives for associates. The program encourages associate stock ownership in an effort to align associates’ interests with shareholders.
The Compensation Committee approves an annual aggregate value target for all eligible associates excluding executive officers and members of the Board. The Compensation Committee also approves specific grant levels for executive officers and members of the Board on an annual basis. Stock option grants are typically made to an executive upon commencement of employment with the Company or upon an associate’s promotion to an executive role. Executives are eligible for additional Long-Term Incentive Plan grants on an annual basis as individual and Company performance warrants. Grants are also made to the top 20% performers below the executive level based upon individual achievements. After careful review of the Company’s financial condition and its stock performance during the current global economic crisis, the Compensation Committee has re-determined that stock option grants continue to provide the appropriate value and incentive for our associates and executives given our historical stock performance, the familiarity of this type of compensation to associates and the fact exercises have historically generated value to associates in excess of the expense to the Company. The human resource compensation team, together with executive management, has recommended and the Compensation Committee has also approved the use of performance-based shares and restricted shares for certain key executives in 2010 to: add additional long-term compensation incentives, increase focus and alignment to corporate strategies and goals and increase retention.
The Board of Directors has adopted an Equity-based Grant Policy, which outlines the grant practices with respect to equity-based grants awarded under the Company’s Long-Term Incentive Plans. This policy establishes grant dates for our equity grant programs to ensure grant dates for such programs will be outside of trading blackout periods. Under the policy, the Board of Directors, the Compensation Committee or an authorized sub-committee of the Compensation Committee approves: i) the equity grant type, ii) the grant date and iii) the number of shares of the annual performance review equity grants made to the Company’s executive officers. Grants are made at an exercise price that is equal to the closing fair market price of our common stock on the date of grant. Under the Equity-based Grant Policy, the date of grant must be a date set at the time of grant approval, which date: a) shall be on or after the grant approval date, b) shall not be during a quarterly blackout period as defined in the Company’s trading policy and c) if the Board of Directors or the Compensation Committee is aware of any material, non-public information at the time it approves the grant, shall be a date that is at least two full trading days after the public disclosure of such material, non-public information. Equity grants for new hires shall be the associate’s first day of employment or a later equity grant program date. The type and size of the grant is based on the individual’s level of responsibility, the individual’s contributions to the achievement of the Company’s financial and strategic objectives, anticipated future contributions to the Company, market pay and, for our executive officers, by reviewing the individual’s current equity wealth accumulation. Stock option grants typically vest over a five-year term with 40% vesting at the end of the second year and 20% vesting each year thereafter (this vesting schedule has been determined by the Board and is intended to promote long-term investment in Cerner stock). These grants typically expire 10 years from the date of grant. Performance-based shares vest based on performance metrics established at the date of grant. Restricted shares typically vest over a three-year term.
In accordance with our overall compensation philosophy and to align the executives’ focus on the Company’s long-term performance, we granted stock option awards to our executive officers, including the CEO, in March 2009. Additionally, individual grants for executive officers were based on job responsibilities, performance during 2008 and contributions to the achievement of the Company’s financial and strategic objectives, anticipated future contributions to the Company, market pay and stock option wealth accumulation — all factors the Compensation Committee believes help ensure we are awarding such executives competitively and fairly. The Compensation Committee has approved similar stock option grants to our executive officers for 2010, along with the aforementioned performance shares and restricted stock grants for certain key executive officers to add additional long-term compensation incentives, increase focus and alignment to business priorities, and increase retention. The details of those grants to NEOs are provided below. The Stock Option grants were approved on March 9, 2010 and granted on March 12, 2010. The performance shares and restricted stock grants will be approved in May and granted after the shareholders approve the amended Performance Based Compensation Plan.
Compensation of the Chief Executive Officer and other NEOs
The Compensation Committee determines compensation for the Chief Executive Officer (CEO) using the same criteria it uses for other executive officers. The Compensation Committee meets each year in executive session to evaluate the performance of the CEO and determine his appropriate compensation package including base salary, performance-based cash incentive compensation, long-term incentive compensation, benefits and perquisites, if any. We analyze the total compensation for our NEOs compared to the compensation of the corresponding executive officers in our peer group to ensure alignment with our strategy of paying in aggregate at the median (50th percentile) within our peer group with top performers able to earn within the top quartile (75th percentile).
As explained in the “Compensation Elements” section above, in March 2009, the Compensation Committee determined that it would not provide increases to any executives’, including Mr. Patterson’s, base salary and performance-based cash incentive compensation as part of the 2009 compensation approach. Mr. Patterson’s total cash compensation in 2009 continued to approximate the median of our peer group, similar to 2008. Mr. Patterson was issued a stock option grant of 70,000 shares at the closing fair market value on March 6, 2009, the date of the grant. This grant aligned his total compensation at the median of the market within our peer group. In particular, the Compensation Committee noted that, under Mr. Patterson’s leadership, the Company met internal earnings targets and exceeded cash flow expectations during very challenging global macro economic conditions. The Compensation Committee also noted that under Mr. Patterson’s leadership the Company continued to leverage its size, scale, existing intellectual property and business models to expand its boundaries and new market entry through innovation and development of new solutions and services. The Compensation Committee also recognized the Company’s continued solid execution in its global markets and that Mr. Patterson is recognized externally for his visionary leadership in the industry and history of innovation. The Compensation Committee also noted that Mr. Patterson exceeded expectations in organizing and developing management teams and that the Company’s operating and financial performance in sustaining long-term growth in backlog, revenue and earnings with 10 year compounded annual revenue and earnings growth rates in excess of 15% and 20%, respectively, and strong cash flow are notable achievements.
Specifically in 2009, the Compensation Committee approved a base salary of $940,000 and performance-based cash incentive target opportunity (inclusive of the 2009 supplemental performance-based cash incentive opportunity) of $1,030,000 (with a maximum performance-based cash incentive opportunity of $1,677,000) for Mr. Patterson effective April 1, 2009. During 2009, Mr. Patterson earned total cash compensation of $1,747,750 which included $940,000 in base salary and $807,750 in payments earned under the Company’s Performance-Based Compensation Plan. Mr. Patterson earned 78% of the target incentive amount and 48% of the maximum cash incentive opportunity available to him under the Performance-Based Compensation Plan during 2009. Mr. Patterson also earned a total of $120,147 in other compensation from: i) private use of the corporate jet ($100,000), ii) Company provided life insurance ($394), iii) 401(k) match ($4,851), iv) the second tier 401(k) match ($1,837) and v) home/office security system ($13,065).
The Compensation Committee has determined that Mr. Patterson’s base salary for 2010 shall be $1,025,000 and his performance-based cash incentive compensation target shall be $1,025,000. There will be no supplemental performance-based cash incentive opportunity in 2010. The maximum performance-based cash incentive opportunity is $1,656,188. The Compensation Committee also approved Mr. Patterson’s personal use of the corporate aircraft in 2010 up to a value of $110,000. The Company converts the Compensation Committee approved value of personal use of corporate aircraft value into hours of flight time in accordance with corporate policies based on the incremental cost to use Cerner’s corporate aircraft and excluding any deadhead hours (including when using aircraft under contract to, but not owned by, Cerner). Any personal use of corporate aircraft by Mr. Patterson exceeding the Compensation Committee approved value is permitted pursuant to the terms and conditions of the Time Sharing Agreement entered into between Mr. Patterson and the Company, which requires Mr. Patterson to pay the Company the actual incremental cost for such personal use (including any deadhead hours). Any Compensation Committee approved value for use of corporate aircraft that is not used during the year is paid out to Mr. Patterson at the end of the calendar year for which the compensation was awarded. On March 9, 2010, the Section 16 Insider Equity and Incentive Compensation Subcommittee of the Compensation Committee also approved a stock option grant to Mr. Patterson of 60,000 shares which was granted on March 12, 2010. His 2010 base salary became effective March 28, 2010 and his performance-based incentive cash compensation became effective April 4, 2010.

The Compensation Committee has approved the 2010 compensation packages, effective March 28, 2010 for base salaries and effective April 4, 2010 for performance based incentive cash compensation, for each of the NEOs, other than the CEO, as follows:
Marc G. Naughton — base salary of $390,000; performance-based cash incentive compensation target of $300,000; and, a stock option grant of 15,000 shares. Mr. Naughton’s 2010 maximum performance-based cash incentive opportunity has been set at $462,000.
Jeffrey A. Townsend — base salary of $455,000; performance-based cash incentive compensation target of $400,000. Mr. Townsend’s 2010 maximum performance-based cash incentive opportunity has been set at $647,625. The Company intends to grant Mr. Townsend performance shares and restricted stock grants in May 2010 subject to review and approval by the Section 16 Insider Equity and Incentive Compensation Subcommittee.
Michael R. Nill — base salary of $400,000; performance-based cash incentive compensation target of $350,000. Mr. Nill’s 2010 maximum performance-based cash incentive opportunity has been set at $556,875. The Company intends to grant Mr. Nill performance shares and restricted stock grants in May 2010 subject to review and approval by the Section 16 Insider Equity and Incentive Compensation Subcommittee.
Michael G. Valentine — base salary of $400,000; performance-based cash incentive compensation target of $400,000. Mr. Valentine’s 2010 maximum performance-based cash incentive opportunity has been set at $635,250. The Company intends to grant Mr. Valentine performance shares and restricted stock grants in May 2010 subject to review and approval by the Section 16 Insider Equity and Incentive Compensation Subcommittee.
On March 9, 2010, the Section 16 Insider Equity and Incentive Compensation Subcommittee of the Compensation Committee also approved the above described stock option grants to the NEOs which were granted on March 12, 2010. The intent is to grant the performance shares and restricted stock grants in May 2010 following the approval by the shareholders of our amended Performance-Based Compensation Plan and the further review and approval by the Section 16 Insider Equity and Incentive Compensation Subcommittee at that time.
Internal Pay Equity
Our internal pay equity guidelines provide that the CEO’s total cash compensation shall not be more than three times that of the next highest executive officer’s total cash compensation. Our Board must approve any exception to these guidelines.
Stock Ownership Guidelines
In March 2007, our Board of Directors approved stock ownership guidelines. Under these guidelines, our non-employee Board members and every associate that is a vice-president or higher in rank, are required to have a certain level of share ownership in our Company. Ownership in our Company demonstrates a long-term commitment and ensures strong alignment of interests of Directors and executives with the interests of shareholders. The stock ownership guidelines were made effective immediately, with future measurements completed on January 1st of each year. The Compensation Committee reviewed the stock ownership guidelines in December 2009 and recommended that management monitor the stock ownership guidelines in the current economic market to be sure they remain reasonable and meet the intended purpose.

Ownership Percentage Requirement
Board of Directors and CEO	80%
President and Executive Vice President	70%
Senior Vice President	60%
Vice President	50%
Ownership Position Formula = Ownership Position (defined below) divided by Total Stock Options Granted (net of expired and stock option grants with terms greater than 15 years) + Restricted Stock Awards

The Ownership Position includes any shares fully owned, including: shares owned by spouse, dependent children or a trust, outstanding stock options (excluding stock option grants with terms greater than 15 years), fully vested shares held in the Company’s 401(k) plan, shares held in the Associate Stock Purchase Plan, non-vested restricted stock awards and shares held in the Company’s deferred compensation plan.
For employee Directors and executives, a reduced ownership requirement scale will be applied based on tenure, starting with 11 years of full-time service with the Company with a minimum ownership requirement of one-half of the Ownership Percentage Requirement noted above regardless of tenure. For non-employee Directors, a reduced ownership requirement scale will be applied based on years of service with the Board with a minimum ownership requirement of 5 times the annual cash retainer, regardless of tenure. The guidelines also include hardship and retirement provisions in order to allow executives to diversify a portion of their stock holdings as they approach retirement.
At the annual measurement date on January 1, 2010, all NEOs were compliant. The guidelines allow any executive or Director who is not currently compliant to submit a plan to the CEO indicating how compliance will be achieved within a five year timeframe.
Retirement
We have a 401(k) retirement plan in which contributions are made by the Company to the executive officers on the same basis as to all other associates. We offer this plan as part of our overall benefits and compensation package to remain competitive in the market and retain talent. The Company makes matching contributions to the plan, on behalf of participants, in an amount equal to 33% of the first 6% of the participant’s salary contribution. The Company also has the option to make a discretionary match to participants’ accounts deferring at least 2% of their base salary, based on attainment of established earnings per share targets for the year. A discretionary match was made during 2009. The discretionary match is calculated as a percentage of paid base salary to plan participants based on performance against earnings per share targets used in our Performance-Based Compensation Plan and was paid at 0.75% for 2009.
Associate Stock Purchase Plan
We have an Associate Stock Purchase Plan under which participants may elect to contribute 1% to 20% of eligible compensation to the plan, subject to annual limitations determined by the Internal Revenue Service. Participants may purchase Company Common Stock at a 15% discount on the last business day of the purchase period. Executive officers are allowed to participate with the exception of those who own an aggregate of 5% or more of the total outstanding shares of the Company stock.
Health and Welfare Benefits
We have medical, dental and vision plans in which contributions are made by the Company to the executive officers on the same basis as to all other associates. Also, the cost of these plans and opportunity for benefits thereunder are the same for the executive officers as for all other associates. We offer these plans as part of our overall benefits and compensation package to remain competitive in the market and retain talent.
Perquisites
We consider offering perquisites to our NEOs to help them effectively use their limited personal time and in recognition that they are on call 24 hours a day, seven days a week.
To increase the number of client visits our key executives can make and to reduce the physical strain of their heavy travel schedules, we own and/or lease aircraft (“Corporate Aircraft”). In limited circumstances, the Corporate Aircraft are available for personal use by certain Cerner executives as approved by the Compensation Committee or executive management. Our executive officers and Directors may use the Corporate Aircraft for personal use only if such personal use is pre-approved (with a pre-approved value) by the Compensation Committee. At this time the Compensation Committee has only approved a personal use value for Mr. Patterson (described above) and Cliff Illig, Vice Chairman of the Company. Personal use of the Corporate Aircraft by the executive officers and Directors over or in lieu of any personal use value approved by the Compensation Committee is prohibited unless such use is pursuant to a written Aircraft Time Sharing Agreement with the Company. Business travel needs override all personal use requests.

During 2009, Neal Patterson’s personal use of our Corporate Aircraft was valued at $101,320 incremental cost to the Company. Pursuant to the Aircraft Time Sharing Agreement described below, Mr. Patterson paid the Company for the value of the Corporate Aircraft personal use in excess of the Compensation Committee Approved Value for Mr. Patterson’s personal use of Corporate Aircraft in 2009. In 2010, Mr. Patterson and his family may use the Corporate Aircraft for personal use up to $110,000 in value (excluding “deadhead” hours, calculated at the incremental cost to use Cerner’s corporate aircraft (including when using non-Cerner aircraft in accordance with corporate policies)), which allows Mr. Patterson to use his limited personal time effectively. Any amounts not used by the end of the calendar year will be paid out directly to Mr. Patterson.
In December 2006, we entered into an Aircraft Time Sharing Agreement with Mr. Patterson, which governs any personal use flights on the Corporate Aircraft by Mr. Patterson that exceed the Compensation Committee Approved Value. Mr. Patterson will pay us for the actual expenses of each specific flight, including the actual expense items of any “deadhead” flights. The Compensation Committee has not designated any other NEOs as eligible to use the Corporate Aircraft for personal use up to a pre-approved value, and no other NEOs have entered into an Aircraft Time Sharing Agreement with us for personal use of the Corporate Aircraft.
We do not pay any tax gross-ups with regard to the taxable income related to these perquisites.
Severance Arrangements
Because employment with Cerner is at-will, Cerner has no obligation to compensate any associate upon termination from his or her employment other than as may be provided in that associate’s Cerner Associate Employment Agreement or as specifically set forth in our Enhanced Severance Pay Plan, which was first approved in 2005. We recognize that business needs, an associate’s work performance or other reasons may require termination of employment. Because we value the contributions of our associates, we promote compensation tools that will create and maintain a productive and fulfilling work environment, which tools also help with our recruiting and retention efforts. Our Enhanced Severance Pay Plan is used to: show that we value our associates and that we are interested in helping to mitigate the financial hardship caused by business conditions or other factors necessitating a termination; help recruit and assure retention of valuable associate experience, skills, knowledge and background; and, reinforce and encourage continued attention and dedication to duties without distraction arising from the possibility of a Change in Control.
Our Enhanced Severance Pay Plan is discussed in more detail below under the heading “Employment Agreements & Potential Payments Under Termination or Change in Control.”
Employment Agreements
We enter into employment agreements with all of our associates, including all of the NEOs. Refer to “Employment Agreements & Potential Payments Under Termination or Change In Control” section of this CD&A for further details.
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to a public company for compensation over $1 million per fiscal year paid to a company’s chief executive officer and its three other most highly compensated executive officers serving at the end of that year. Not subject to the deductibility limit, however, is compensation that qualifies as “performance-based” compensation. Our objective is to maximize the deductibility of compensation under Section 162(m) to the extent doing so is reasonable and consistent with the Company’s strategies and goals. Gains on exercises of stock options awarded under our shareholder approved Long-Term Incentive Plans and payments under our shareholder approved Performance-Based Compensation Plan are considered to be “performance-based” compensation not subject to the Section 162(m) deductibility limit. The Compensation Committee may from time to time approve compensation that is not deductible under Section 162(m).

SUMMARY COMPENSATION TABLE
The following table sets forth information regarding compensation earned by our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers for the fiscal year ended January 2, 2010.

							Change in
							Pension Value
							and Nonqualified
							Deferred
Name and				Stock	Option	Non-Equity	Compensation	All Other
Principal	Year	Salary	Bonus	Awards	Awards	Incentive Plan	Earnings	Compensation
Position	(1)	($)	($)	($)	($)(2)	Compensation (3)	($)	($)(4)	Total ($)
Neal L. Patterson	2009	940,000	—	—	1,451,835	807,750	—	120,147	3,319,732
Chairman of the	2008	948,077	—	—	1,577,520	801,750	—	106,673	3,343,020
Board and Chief	2007	891,250	—	—	2,328,792	971,200	—	106,593	4,297,835
Executive Officer

Marc G. Naughton	2009	375,000	—	—	311,108	184,500	—	6,985	877,592
Chief Financial Officer	2008	373,462	—	—	492,975	185,250	—	6,568	1,058,254
	2007	330,000	—	—	582,198	218,000	—	9,879	1,140,077

Jeffrey A. Townsend	2009	440,000	—	—	570,364	325,125	—	7,035	1,342,524
Executive Vice President	2008	445,962	—	—	657,300	309,000	—	6,624	1,418,885
	2007	422,500	—	—	727,748	347,250	—	9,951	1,507,449

Michael R. Nill	2009	373,846	—	—	570,364	248,250	—	6,984	1,199,444
Executive Vice President

Michael G. Valentine	2009	380,000	—	—	518,513	286,500	—	11,464	1,196,476
Executive Vice President	2008	379,808	—	—	657,300	284,250	—	9,278	1,330,635
	2007	337,500	—	—	727,748	313,000	—	14,539	1,392,787

(1)	Only 2009 information is reported for Michael R. Nill since he was not an NEO in 2008 or 2007.

(2)	These amounts reflect the grant date fair value of the awards granted. Refer to the Notes to the Consolidated Financial Statements included in the Annual Report on Form 10-K filed on February 22, 2010 for the relevant assumptions used to determine the valuation of our option awards.

(3)	Reflects payments made under the Company’s Performance-Based Compensation Plan and the 2009 supplemental performance-based cash incentive opportunity as described above under “Compensation Elements” in this CD&A.

(4)	This column includes the aggregate incremental cost to the Company of providing personal benefits to the NEOs. The personal benefits in this column that represent at least $25,000 or 10% of the total amount of All Other Compensation for the NEOs include personal use of Company aircraft for Mr. Patterson with an incremental cost to the Company in the amount of $100,000, $100,000 and $96,581 in 2009, 2008 and 2007, respectively (calculated as set forth above under “Compensation of the Chief Executive Officer and other NEOs”) and a home/office security system in the amount of $13,065 for Mr. Patterson in 2009. This column also includes our matching contributions (both fixed and discretionary) to the NEO’s account pursuant to the Cerner Corporation 401(k) Retirement Plan, premiums paid by us on group term life insurance and the expense associated with the discount on common stock purchases under our Associate Stock Purchase Plan.

GRANTS OF PLAN-BASED AWARDS
The following table reflects estimated possible payouts under non-equity incentive plan awards and the number, exercise price and grant date fair value of option awards made to the NEOs in 2009. The Company’s non-equity incentive awards are granted to participants of our Performance-Based Compensation Plan based upon pre-established performance targets set annually by the Compensation Committee and the 162(m) Subcommittee. For more detailed information regarding our Performance-Based Compensation Plan, see “Compensation Elements — Performance-Based Cash Incentive Compensation” above in this CD&A.

									All Other		Grant
									Option	Exercise	Date Fair
								All Other Stock	Awards:	or Base	Value of
								Awards:	Number of	Price of	Stock and
		Estimated Possible Future			Estimated Future Payouts			Number of	Securities	Option	Option
	Grant	Payouts Under Non-Equity			Under Equity Incentive Plan			Shares of Stock	Underlying	Awards	Awards
Name	Date	Incentive Plan Awards			Awards			or Units(#)	Options (#)	($/Sh) (3)	($) (4)
		Threshold	Target	Maximum	Threshold	Target	Maximum
		($) (1)	($)	($) (2)	(#)	(#)	(#)	(#)	(#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Neal L. Patterson	3/6/2009	772,500	1,030,000	1,677,000				—	70,000	36.72	1,451,835
Marc G. Naughton	3/6/2009	176,250	235,000	384,000				—	15,000	36.72	311,108
Jeffrey A. Townsend	3/6/2009	311,250	415,000	673,500				—	27,500	36.72	570,364
Michael R. Nill	3/6/2009	243,750	325,000	517,625				—	27,500	36.72	570,364
Michael G. Valentine	3/6/2009	273,750	365,000	596,000				—	25,000	36.72	518,513

(1)	These amounts represent the lowest level of payouts, if any payout is triggered, for each metric under the Performance-Based Compensation Plan.

(2)	These amounts reflect the maximum available under the Performance-Based Compensation Plan. There is a further limit on the maximum payout relative to Section 162(m) of the Internal Revenue Code. This maximum is set at 200% of Neal Patterson’s base salary and 175% of the other executive officer’s base salary.

(3)	The exercise price was equal to the closing fair market value of our Common Stock on the date of grant.

(4)	Refer to the Notes to the Consolidated Financial Statements included in the Annual Report on Form 10-K filed on February 22, 2010 for the relevant assumptions used to determine the valuation of our option awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table provides information regarding outstanding awards to the NEOs that have been granted but not vested or exercised.

Option Awards
	Number of	Number of
	Securities Underlying	Securities Underlying
	Unexercised Options	Unexercised Options	Equity Incentive Plan Awards:	Option
	(#)	(#)	Number of Securities Underlying	Exercise Price	Option
Name	Exercisable	Unexercisable	Unexercised Unearned Options (#)	($)	Expiration Date
Neal L. Patterson	75,000	—	—	21.65	6/14/2011	(1)
	50,000	—		23.12	4/5/2012	(1)
	50,000	—		11.30	6/12/2013	(1)
	60,000	—		20.99	6/3/2014	(1)
	64,000	16,000		31.41	6/3/2015	(1)
	67,200	16,800		41.13	9/16/2015	(1)
	60,000	40,000		43.51	3/9/2016	(1)
	32,000	48,000		53.81	3/9/2017	(1)
	—	72,000		40.22	3/14/2018	(1)
	—	70,000		36.72	3/6/2019	(1)
	590,000	—		14.81	6/28/2020	(2)

Marc G. Naughton	10,000	—	—	21.65	6/14/2011	(1)
	20,000	—		23.12	4/5/2012	(1)
	4,000	—		20.99	6/3/2014	(1)
	20,000	5,000		31.41	6/3/2015	(1)
	12,000	8,000		43.51	3/9/2016	(1)
	8,000	12,000		53.81	3/9/2017	(1)
	—	22,500		40.22	3/14/2018	(1)
	—	15,000		36.72	3/6/2019	(1)
	20,584	—		7.50	2/24/2022	(2)

Jeffrey A. Townsend	18,400 16,700	—	—	12.50 12.00	6/1/2010 6/5/2010	(3) (1)
	10,000	—		9.34	6/14/2011	(3)
	20,000	—		21.65	6/14/2011	(1)
	20,000	—		23.12	4/5/2012	(1)
	2,000	—		10.50	7/3/2012	(4)
	11,080	—		12.00	2/10/2013	(4)
	10,000	—		11.30	6/12/2013	(1)
	10,000	—		18.04	9/4/2013	(1)
	24,000	—		20.99	6/3/2014	(1)
	24,000	—		31.41	6/3/2015	(1)
	15,000	6,000		43.51	3/9/2016	(1)
	10,000	10,000		53.81	3/9/2017	(1)
	—	15,000		40.22	3/14/2018	(1)
	—	30,000		36.72	3/6/2019	(1)
	4,916	27,500		7.50	2/24/2022	(2)
		—

Michael R. Nill	200	—	—	7.59	11/5/2011	(3)
	6,000	—		23.12	4/5/2012	(1)
	2,400	—		11.30	6/12/2013	(1)
	15,000	—		20.99	6/3/2014	(1)
	20,000	5,000		31.41	6/3/2015	(1)
	12,000	8,000		40.84	4/25/2016	(1)
	10,000	15,000		54.61	4/24/2017	(1)
	—	25,000		46.32	4/25/2018	(1)
	—	27,500		36.72	3/6/2019	(1)
	1,300	—		7.00	11/8/2021	(2)
	780	—		14.00	11/1/2022	(2)

Michael G. Valentine	1,600	—	—	21.65	6/14/2011	(1)
	8,000	—		23.12	4/5/2012	(1)
	12,900	—		20.99	6/3/2014	(1)
	16,000	4,000		31.41	6/3/2015	(1)
	12,000	8,000		43.51	3/9/2016	(1)
	10,000	15,000		53.81	3/9/2017	(1)
	—	30,000		40.22	3/14/2018	(1)
	—	25,000		36.72	3/6/2019	(1)

(1)	Option vests over a five-year period with a 40% vest increment two years from date of grant and 20% vest increments for each of the next three years. Option expires 10 years from date of grant.

(2)	Option vests over a 10-year period with 10% vest increments for each of the 10 years from date of grant. Option expires 25 years from date of grant.

(3)	Option vests over a 10-year period with 10% vest increments for each of the 10 years from date of grant. Option expires 12 years from date of grant.

(4)	Option vests over a 10-year period with 10% vest increments for each of the 10 years from date of grant. Option expires 15 years from date of grant.
OPTION EXERCISES AND STOCK VESTED
The following table provides information regarding option exercises by our NEOs during 2009.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($) (1)	(#)	($)
Neal L. Patterson	—	—	—	—

Marc G. Naughton	1,000	45,299	—	—

Jeffrey A. Townsend	—	—	—	—

Michael R. Nill	12,160	734,620	—	—

Michael G. Valentine	28,300	1,427,201	—	—

(1)	Represents the difference between the exercise price and the fair market value of our common stock on the date of exercise.
EMPLOYMENT AGREEMENTS &
POTENTIAL PAYMENTS UNDER TERMINATION OR CHANGE IN CONTROL
Employment Agreements
Employment agreements entered into with our associates primarily serve to: i) create an “at-will” employment relationship, ii) assign to us any intellectual property rights the associate may otherwise have to any discoveries, inventions or improvements related to our business made while in our employ or within one year thereafter and iii) provide for restrictive covenants the associate has to Cerner during and after employment with Cerner, including: confidentiality, non-compete and non-solicit obligations. Such employment agreements help ensure protection of our intellectual property, client-base/relationships and associates.
We enter into employment agreements with all of our associates, including all of the NEOs. We entered into an updated employment agreement, dated January 1, 2008, with Neal Patterson, our Chairman of the Board and Chief Executive Officer. This updated employment agreement was amended from the November 10, 2005 version to: i) bring severance payments made pursuant to the terms of the agreement into compliance with Section 409A of the Internal Revenue Code and ii) add language that will reduce severance payments classified as a “parachute payment” under Section 280G of the Internal Revenue Code to the maximum amount allowable before the parachute penalties are triggered unless, even with the imposition of the 20% excise tax on Mr. Patterson, he would receive a larger benefit than he would if his “parachute payments” were reduced. This amendment was made to mutually benefit both parties without taking any potential benefit away from Mr. Patterson or exposing Cerner to any additional payment obligations. The material terms of Mr. Patterson’s employment agreement provide for: a) at-will employment, b) an annual base salary, specified use of the Company’s airplane and a potential bonus as determined annually by the Board, c) severance payments and benefits upon certain termination events, as discussed in detail below, d) an assignment provision wherein Mr. Patterson will assign all discoveries, inventions or improvements related to our business to us, e) a nondisclosure provision that survives in perpetuity, f) noncompetition and nonsolicitation provisions that are effective during the term of Mr. Patterson’s employment and for two years following termination of employment, for any reason, with the Company and g) a general indemnification provision by Mr. Patterson and the Company.

We have entered into at-will employment agreements with each of our other NEOs. Under these agreements, each executive agrees not to compete with us during the executive’s employment with us and for at least two years thereafter; to protect our confidential business information; and, to assign to us any intellectual property rights the executive may otherwise have to any discoveries, inventions or improvements related to our business made while in our employ or within one year thereafter.
Our Enhanced Severance Pay Plan was amended in 2007 to conform with the final regulations of Section 409A (deferred compensation) and again in 2010 to provide flexibility for management to set an appropriate level of benefits received. Our Enhanced Severance Pay Plan, which applies to all of our U.S. based permanent, full-time salaried associates, offers severance pay upon: i) certain termination without cause events, which severance benefits will range from two weeks to 52 weeks (as periodically adopted and approved by Company management, depending on the associate’s role and tenure), as set forth in the current Severance Matrix below, of such associate’s annual base salary and contingent upon the associate satisfying certain conditions, including without limitation the execution of a severance and release agreement with us providing for a complete release of all employment related claims by the eligible associate, or ii) qualifying terminations or resignations for Good Reason following a Change in Control, which severance benefits will be paid at 1.5 times the calculated severance (based on role and tenure) as set forth below in the Severance Matrix, and will include both base salary and average cash bonus.
Severance Matrix

Years of Service	Less than 2 years	>2, less than 5	>5, less than 10	> 10
Role Level	Severance Weeks	Severance Weeks	Severance Weeks	Severance Weeks
Executive Cabinet/Executive Officers / EVP	16	24	36	52
Senior Vice President	13	20	30	42
Vice President	10	16	24	32
Senior Director	8	14	21	28
Director	6	12	18	24
Levels 2 and 3 (Managers/Senior Managers)	4	8	12	16
Levels 4 and 5 (Senior Staff)	3	6	9	12
Levels 6 and 7 (Staff)	2	4	6	8
The amount of any severance benefits paid out under the Enhanced Severance Pay Plan is in lieu of, and not in addition to, any other severance an eligible associate may otherwise be entitled to receive from us, including under a Cerner Associate Employment Agreement or other document.
One of our NEOs is entitled to severance payments other than as set forth in our Enhanced Severance Pay Plan. The severance agreement for this NEO, Neal Patterson, our CEO, is disclosed immediately below.
Potential Payments Upon Termination or Change in Control
The following summaries set forth potential payments payable to our NEOs upon termination of employment or a Change in Control in the Company under (and as defined in) their current employment agreements and our other compensation programs, including our Enhanced Severance Pay Plan. The Compensation Committee may at its discretion revise, amend or add to the benefits if it deems advisable.
Neal L. Patterson
Termination by us without Cause (prior to a Change in Control): If Mr. Patterson’s employment is terminated by us without Cause (as defined in his Employment Agreement), Mr. Patterson will be entitled to:
     Severance Pay: i) three years’ base salary (based on his annual base salary at the time of the termination) (less normal tax and payroll deductions) and ii) three times the average annual cash bonus received during the prior three year period (less normal tax and payroll deductions). These severance payments will generally be payable pro rata during the three year severance term on Cerner’s regular paydays, other than amounts during the first six months that qualify as “excess severance payments” as defined under Section 409A (which amounts will be paid at a later date in accordance with the Employment Agreement).

     Benefits: health benefits for a three-year period following the termination of employment.
     Equity Awards: immediate vesting of all equity incentive awards granted to Mr. Patterson after the original date of his Employment Agreement, to the extent such grants would have vested based on the passage of time during the three year period following the date of Mr. Patterson’s termination without Cause had he not been terminated. Upon termination by us without Cause, Mr. Patterson will forfeit any equity awards granted prior to the date of his Employment Agreement, unless otherwise provided in the equity award agreement entered into with Mr. Patterson at the time of grant, except that he will generally have a period of time following termination of employment to exercise any vested options in accordance with the terms of each specific option agreement.
Termination by us without Cause or Resignation by Mr. Patterson for Good Reason (both upon or following a Change in Control): If there is a Change in Control of the Company (as defined in Mr. Patterson’s Employment Agreement), and either: a) Mr. Patterson’s employment with us is terminated without Cause within 12 months following the date the Change in Control becomes effective, or b) Mr. Patterson resigns his employment with Good Reason (as defined in his Employment Agreement) within 12 months after the Change in Control becomes effective, then Mr. Patterson will be entitled to:
     Severance Pay: i) three years’ base salary (based on his annual base salary at the time of the termination or resignation) (less normal tax and payroll deductions) and ii) three times the average annual cash bonus received during the prior three year period (less normal tax and payroll deductions). These severance payments will be payable either pro rata or in a lump sum payment depending on whether the Change in Control event meets the definition of change in control under Section 409A.
     Benefits: health benefits for a three-year period following the termination or resignation.
     Equity Awards: following the Change in Control, 50% of each equity incentive award granted to Mr. Patterson under any of our equity incentive plans after June 1, 2005 and prior to the date the Change in Control becomes effective that has not yet vested will become vested on the date the Change in Control becomes effective. The remaining 50% of each equity incentive award that has not yet vested will continue to vest according to its vesting schedule, unless Mr. Patterson’s employment is terminated without Cause or he resigns with Good Reason within 12 months following the date the Change in Control becomes effective, in which case 100% of all equity incentive awards made after June 1, 2005 will become fully vested upon the effective date of such termination or resignation. Upon termination by us without Cause, Mr. Patterson will forfeit any outstanding equity awards granted prior to June 1, 2005, unless otherwise provided in the award agreement entered into with Mr. Patterson at the time of grant, except that he will generally have a period of time following termination of employment to exercise any vested options in accordance with the terms of each specific option agreement. The Compensation Committee or Board, however, may decide to accelerate the vesting of any of Mr. Patterson’s options.
Termination by us for Cause or Resignation by Mr. Patterson (other than for Good Reason upon a Change in Control): In the event we terminate Mr. Patterson’s employment for Cause or if Mr. Patterson resigns his employment (other than for Good Reason within 12 months following a Change in Control), Mr. Patterson will be entitled to no further compensation or benefits under his Employment Agreement other than: unpaid salary and earned incentive pay in accordance with our policies.
     Equity Awards: unless otherwise provided in the award agreement entered into with Mr. Patterson at the time of grant, upon termination for Cause (as defined in the award agreements) or resignation by Mr. Patterson (other than for Good Reason within 12 months following a Change in Control), Mr. Patterson will forfeit any outstanding unvested awards on the termination date, and he will generally have a period of time following termination of employment to exercise any vested options in accordance with the terms of each specific option award agreement.
Termination upon Death or Disability: In the event Mr. Patterson’s employment is terminated as a result of a Disability (as defined in his Employment Agreement) or in the event of Mr. Patterson’s death, we will owe Mr. Patterson no further compensation under his Employment Agreement other than: unpaid salary and earned incentive pay in accordance with our policies.

     Benefits: if Mr. Patterson’s employment is terminated as a result of his death, his estate is entitled to life insurance benefits under our group life insurance program equal to $500,000. In the event of accidental death and dismemberment, Mr. Patterson’s estate would receive an additional $500,000. In the event Mr. Patterson died in a travel accident while on Cerner business, his estate would receive an additional $200,000.
     Equity Awards: unless otherwise provided in the award agreement entered into with Mr. Patterson at the time of grant, upon termination due to Disability or death, Mr. Patterson will forfeit any outstanding awards, except that he or his estate will generally have a period of time following termination of employment to exercise any vested options in accordance with the terms of each specific option agreement. The Compensation Committee or Board, however, may decide to accelerate the vesting of any of Mr. Patterson’s options.
Assuming Mr. Patterson’s employment was terminated under each of these circumstances on January 2, 2010, such payments and benefits have an estimated value of:

				For Cause
			Termination	Termination or
			Without Cause or	Resignation
		Termination	Resignation for	(without Good
		Without Cause	Good Reason	Reason following
Name	Payment/Benefit	(prior to a CIC)	(following a CIC)(1)	a CIC)	Death(2)	Disability
Neal L. Patterson	Cash Severance	$5,400,700	$5,400,700	—	—	—
	Benefits (3)	$46,101	$46,101	—	$500,000	—
	Value of Accelerated Equity (4)(5)	$7,283,552	$5,021,126	—	—	—

(1)	Assumes an effective Change in Control date of January 2, 2010.

(2)	The value of death benefits includes the value of basic life insurance. In the event of accidental death and dismemberment, Mr. Patterson’s estate would receive an additional $500,000. In the event Mr. Patterson died in a travel accident while on Cerner business, his estate would receive an additional $200,000.

(3)	In the case of a termination without Cause or Resignation for Good Reason, this includes the cost of premiums for health, vision and dental benefits over a three year period, based on the rates in effect on January 1, 2010.

(4)	The payments relating to equity represent the value of unvested, accelerated stock options as of January 2, 2010, calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of our Common Stock on December 31, 2009. Assumes Mr. Patterson’s employment is terminated without Cause or he resigns with Good Reason within 12 months following the date the Change in Control becomes effective.

(5)	Does not include the value of Mr. Patterson’s vested options of $63,964,918 as of January 2, 2010 or options that would vest automatically upon a Change in Control even if Mr. Patterson’s employment continued (50% of unvested options granted after June 1, 2005).
Marc G. Naughton; Jeffrey A. Townsend; Michael R. Nill and Michael G. Valentine
Termination by us without Cause (with or without a Change in Control event) or Resignation (for Good Reason following a Change in Control event): If we terminate any one of the above NEO’s employment without cause (as defined in the employment agreement), each one will be entitled to:
     Severance Pay: the equivalent of two weeks’ base salary (exclusive of commissions, advances against commissions, bonus and other non-salary compensation and benefits), except Mr. Townsend (who does not have a severance pay provision in his employment agreement). In addition, if we terminate any one of the above NEO’s employment without Cause (as defined in our Enhanced Severance Pay Plan, see discussion above), with or without a Change in Control event, each one may be entitled to certain additional severance pay under our Enhanced Severance Pay Plan if he is found to be an Eligible Associate (as defined in the Enhanced Severance Pay Plan), which eligibility would entitle him to both non-Change in Control Severance and Change in Control Severance (both defined in the Enhanced Severance Play Plan) and such amounts would be in lieu of and not in addition to the severance, if any, set forth in their employment agreement.

     If any one of the above resigns for Good Reason upon a Change in Control event, he may be entitled to certain additional severance pay under our Enhanced Severance Pay Plan if he is found to be an Eligible Associate, which eligibility would entitle him to Change in Control Severance in such amounts as set forth in the Enhanced Severance Pay Plan.
     Equity Awards: unless otherwise provided in the award agreement at the time of grant, upon termination by us without cause, the above NEOs will forfeit any outstanding awards except that they will generally have a period of time following termination of employment to exercise any vested options in accordance with the terms of each specific option agreement. Additionally, stock options issued after June 1, 2005 provide that upon termination of the NEO by us other than for Cause (as defined in the option agreement) or upon resignation for Good Reason (as defined in the option agreement) within 12 months following a Change in Control, all remaining unvested options shall vest immediately (at the time of the Change in Control; 50% of such unvested options would have vested upon the Change in Control under the terms of such option agreements). It is our intent that the proposed performance shares and restricted stock grants described in the Compensation of the Chief Executive Officer and other NEOs section of this CD&A will contain similar change in control provisions.
Termination by us for Cause or upon Resignation (other than for Good Reason following a Change in Control event): If we terminate one of the above NEO’s employment for Cause (as defined in their employment agreements) or if one of the above NEOs resigns his employment (other than for Good Reason following a Change in Control event), he will be entitled to no further compensation or benefits under his employment agreement other than: unpaid salary and earned incentive pay in accordance with our policies.
     Equity Awards: unless otherwise provided in the award agreement at the time of grant, upon termination for Cause (as defined in the award agreements) or resignation (other than for Good Reason if addressed and defined in the award agreement), the above NEO will forfeit any outstanding unvested awards on the termination date, and he will generally have a period of time following termination of employment to exercise any vested options in accordance with the terms of each specific option agreement.
Termination upon Death or Disability: In the event one of the above NEO’s employment is terminated as a result of his disability or in the event of death, we will owe no further compensation under the employment agreement other than: unpaid salary and earned incentive pay in accordance with our policies.
     Benefits: if employment is terminated as a result of death, the NEO’s estate is entitled to life insurance benefits under our group life insurance program equal to one year’s salary, with a cap of $500,000, based upon his salary at the time of death. In the event of accidental death and dismemberment, the NEO’s estate would receive an additional one year’s salary, with a cap of $500,000, based upon his salary at the time of death. In the event the NEO died in a travel accident while on Cerner business his estate would receive an additional $200,000.
     Equity Awards: unless otherwise provided in the award agreement at the time of grant, upon termination due to Disability or death, the above NEO will forfeit any outstanding awards except that he or his estate will generally have a period of time following termination of employment to exercise any vested options in accordance with the terms of each specific option agreement.
Non-compete Payments: If any of the above NEOs (other than Mr. Townsend) is unable to obtain employment within three months after termination of his employment due solely to the non-compete restrictions set forth in his employment agreement, the non-compete provisions will continue to be enforceable only so long as we make to him monthly payments, during the remaining non-compete period, equivalent on an annualized basis, to his average earnings during the last three years of his employment. Mr. Townsend’s employment agreement, while containing a non-compete provision, does not address severance pay or non-compete payments.
Assuming employment was terminated on January 2, 2010 for each of the four NEOs (excluding Mr. Patterson, see table above) under each set of circumstances set forth above; the following table provides information regarding the estimated value of all such payments and benefits.

			Termination	For Cause
			Without Cause or	Termination or
		Termination	Resignation for	Resignation (without
		Without Cause	Good Reason	Good Reason following
Name	Benefit	(prior to a CIC)	(following a CIC)(1)	a CIC)	Death(2)	Disability
Marc G. Naughton	Cash Severance	$375,000	$856,375	—	—	—
	Benefits	—	—	—	$375,000	—
	Value of Accelerated Equity and Performance Awards (3) (4)	—	$1,272,963	—	—	—
	Non-compete Payments (5)	$971,957	$971,957	—	—	—

Jeffrey A. Townsend	Cash Severance	$440,000	$1,150,688	—	—	—
	Benefits	—	—	—	$440,000	—
	Value of Accelerated Equity and Performance Awards (3) (4)	—	$1,824,430	—	—	—
	Non-compete Payments (5)	—	—	—	—	—

Michael R. Nill	Cash Severance	$375,000	$930,063	—	—	—
	Benefits	—	—	—	$375,000	—
	Value of Accelerated Equity and Performance Awards (3) (4)	—	$1,582,863	—	—	—
	Non-compete Payments (5)	$1,060,842	$1,060,842	—	—	—

Michael G. Valentine	Cash Severance	$380,000	$1,011,875	—	—	—
	Benefits	—	—	—	$380,000	—
	Value of Accelerated Equity and Performance Awards (3) (4)	—	$1,677,315	—	—	—
	Non-compete Payments (5)	$1,155,617	$1,155,617	—	—	—

(1)	Assumes an effective Change in Control date of January 2, 2010.

(2)	The value of death benefits includes the value of basic life insurance. In the event of accidental death and dismemberment, each NEO’s estate would receive the value of one additional year’s salary based upon his salary at the time of death. In the event an NEO died in a travel accident while on Cerner business his estate would receive an additional $200,000.

(3)	The payments relating to stock options represent the value of unvested, accelerated stock options as of January 2, 2010, calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of our common stock on December 31, 2009. Assumes NEO’s employment is terminated without Cause or each resigns with Good Reason within 12 months following the date the Change in Control becomes effective.

(4)	Does not include the value of the NEO’s vested options as of January 2, 2010, which would equal the following amounts: Marc G. Naughton, $5,299,715; Jeffrey A. Townsend, $11,814,706; Michael R. Nill, $3,413,072 and, Michael G. Valentine, $2,934,597 or options that would vest automatically upon a Change in Control even if the NEO’s employment continued (50% of unvested options granted after June 1, 2005).

(5)	Non-compete payments represent payments for months four to 21 per the terms of the employment agreement, assuming the executive officer is unable to obtain employment within three months after termination of his employment due solely to the non-compete restrictions set forth in his employment agreement. Mr. Townsend’s employment agreement does not address non-compete payments.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of our Directors is an executive officer of a public company of which a Company executive officer is a director. Other than Gerald E. Bisbee, Jr., Ph.D., none of our non-employee Directors has an interest in a reportable transaction that would be required to be disclosed under the section in this Proxy Statement titled “Certain Transactions.” Both of our non-independent directors, Neal Patterson and Cliff Illig, have an interest in a reportable transaction as set forth under the section of this Proxy Statement titled “Certain Transactions.” All such reportable transactions have been approved by the Board of Directors consisting of votes from only the disinterested Directors.
During the last fiscal year, none of the Company’s current Compensation Committee members (Gerald E. Bisbee, Jr., Ph.D., John C. Danforth, Michael E. Herman, William B. Neaves, Ph.D. and William D. Zollars) was: i) an officer or employee of the Company or ii) a former officer of the Company.
CORPORATE GOVERNANCE
Code of Business Conduct and Ethics
We have adopted a Code of Conduct for all Cerner associates and Directors (including our Chief Executive Officer, Chief Financial Officer and corporate controller). Any amendments to or waivers of the Code of Conduct applicable to our Chief Executive Officer, Chief Financial Officer or corporate controller will be posted on www.cerner.com.
Governance Documents
Our Corporate Governance Guidelines, the charters of the Audit, Compensation, and Nominating, Governance & Public Policy Committees of the Board, and the Code of Conduct can be found on our Web site at www.cerner.com under “About Cerner, Leadership.” Shareholders may also request a free copy of these documents from: Cerner Corporation c/o Secretary, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117.
Board Leadership Structure
Our Board is currently comprised of five independent Directors, plus Mr. Neal Patterson, the Chairman of the Board, and Mr. Cliff Illig, Vice Chairman. Messrs. Patterson and Illig are both associates of the Company. Additionally, as set forth in our Corporate Governance Guidelines (the “Guidelines”), the Board has designated the Chairperson of the Nominating, Governance & Public Policy Committee to preside over all executive sessions of the Board (the “Lead Director”). The Lead Director’s responsibilities include acting as chairperson for all meetings of the independent Directors, convening meetings of the independent Directors on the request of any of them, and establishing the agenda and approving the materials for those meetings, and acting as a liaison between the Chairperson and the independent Directors. The independent Directors generally meet in executive sessions at each regularly scheduled board meeting and may hold additional executive sessions as they determine necessary or appropriate. The Board has established three standing Committees — i) Audit, ii) Compensation, and iii) Nominating, Governance & Public Policy (the “NG&PP Committee”). Each of the Board Committees is composed solely of independent Directors, each with a different independent Director serving as Committee chair. The Board may also establish other committees as it deems appropriate and delegate to those committees any authority permitted by applicable law and Cerner’s Bylaws as the Board deems reasonable and appropriate. We believe that the mix of experienced independent and management Directors that make up our Board, along with the independent role of Dr. William B. Neaves, our current Lead Director, and our independent Board Committees, benefits the Company and its shareholders.
The NG&PP Committee oversees an annual self-evaluation by the Board and each Committee, part of which focuses on the governance structure of the Board and its Committees, and seeks recommendations with respect to the structures and practices best suited for the Company and its shareholders.
With respect to the roles of Chairman and CEO, the Guidelines provide that the Board specifically reserves the right to vest the responsibilities of Chairman of the Board and CEO in the same individual and the Board has exercised its discretion in combining these positions with Neal Patterson, one of the founders of the Company. The Board believes that it is in Cerner’s best interests for the CEO to serve as the Chairman of the Board in light of Mr. Patterson’s vision as a co-founder of the Company and Mr. Patterson’s unique knowledge, experience and relationship with the Board, the Company’s industry and the Company’s management. The Board believes that the combination or separation of these positions should continue to be considered as part of the succession planning process and that it is important to retain the flexibility to allocate the responsibilities of the offices of Chairman of the Board and CEO in any manner that it determines to be in the best interests of Cerner.
Board Oversight of Enterprise Risk
Much attention has recently been given to the subject of corporate risk and how companies identify and manage risk. At Cerner, we believe that carefully taken risks lead to innovation and business success. We also recognize that reckless acceptance of risk or the failure to appropriately identify and mitigate risks could be destructive to the Company’s overall health and shareholder value.
The Company’s Enterprise Risk Management (“ERM”) team conducts an annual survey to identify risks, and together with the Company’s other compliance focused teams (such as Regulatory Affairs, Human Resources and Legal) and executive management, is responsible for assessing and managing the Company’s various exposures to risk on a day-to-day basis, including the creation of appropriate risk management programs and policies. The risk assessment process is global in nature and has been developed to identify and assess the Company’s risks, including the nature, likelihood, magnitude of and ability to control the risk, as well as to identify steps to mitigate and manage each risk. Many of our executive management team and other managers are surveyed and/or interviewed to develop this information.
While risk oversight is a full Board responsibility, responsibility for overseeing management of the Company’s ERM team has been delegated to the Audit Committee. The Audit Committee also directly periodically reviews and explores with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. Due to the dynamic nature of risk, the overall status of Cerner’s significant risks are updated and a summary of significant risks is reviewed at each quarterly Audit Committee meeting and adjustments are made to Board and Committee agendas throughout the year so that risks are reviewed at relevant times. This process facilitates the Board’s ability to fulfill its oversight responsibilities of the Company’s risks.
In addition, an overall review of risk is inherent in the Board’s consideration of the Company’s long-term strategies and in the transactions and other matters presented to the Board, including significant capital expenditures, acquisitions and divestitures and financial matters. The Board’s role in risk oversight of the Company is consistent with the Company’s leadership structure, with the CEO and other members of senior management having responsibility for assessing and managing the Company’s risk exposure, and the Board and its Committees providing oversight in connection with those efforts.
CONSIDERATION OF DIRECTOR NOMINEES
Director Qualifications
The Board’s NG&PP Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. The NG&PP Committee has the ability to retain third-party executive search firms to identify candidates as well, but has not traditionally relied upon this resource. Upon screening and recommendation by the NG&PP Committee, the Board has the responsibility for nominating candidates for election to the Board and for filling vacancies on the Board as they arise. In identifying and evaluating potential candidates, regardless of the source of the nomination, the Board considers the qualifications listed in our Corporate Governance Guidelines and the NG&PP Committee Charter, including without limitation: the requirement that nominees should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the shareholders. Cerner endeavors to have a Board representing diverse and in depth experience in business, healthcare, information technology, government and in areas that are relevant to the Company’s global activities. The NG&PP Committee also considers the composition of the Board as a whole, looking to achieve a balance of the above noted experience across the full Board and a blend of management and independent Directors while also covering the need for specific skill-sets such as Audit Committee and Compensation Committee expertise. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time.

The NG&PP Committee and the Board believe that a diverse board leads to improved Company performance by encouraging new ideas, expanding the knowledge base available to management and fostering a boardroom culture that promotes innovation and vigorous deliberation, thus, our Director nomination process is designed to consider diversity among the many factors that the Board considers in evaluating prospective nominees. Diversity, as considered by the NG&PP Committee, can encompass many attributes, from business experience, to substantive expertise, to background, to age, gender and race. The goal of this process is to assemble a group of Board members with deep, varied experience, sound judgment and commitment to the Company’s success.
For a discussion of the individual experience and qualifications of our Board members, please refer to the section entitled, “Information Concerning Directors” above.
Nomination Process and Shareholder Access to Directors
As stated above, the NG&PP Committee will consider recommendations for directorships submitted by shareholders. Shareholders who wish the NG&PP Committee to consider their recommendations for nominees for the position of Director should submit their recommendations in writing to the NG&PP Committee in care of the Company’s Secretary, Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117. Recommendations by shareholders that are made in accordance with these procedures will receive the same consideration given to other potential nominees considered by the NG&PP Committee. In addition, shareholders may submit Director nominations to the Company in accordance with the procedures described below in “Shareholder Proposals”.
The Director nominees nominated for election at the 2010 Annual Shareholders’ Meeting, as set forth below in Proposal No. 1, were recommended by the NG&PP Committee and nominated for re-election/election for a three-year term by the full Board of Directors.
The Board provides a process for shareholders and other interested parties to send communications to the Board or any of the individual Directors. Shareholders may send written communications to the Board or any of the individual Directors c/o Secretary, Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117. All communications will be compiled by our Corporate Secretary and submitted to the Board or the individual Directors, as applicable, on a periodic basis.
Majority Voting for Directors
Cerner’s Bylaws provide that, in the case of an uncontested Director election (i.e., where the number of nominees is the same as the number of Directors to be elected), Directors are elected by the affirmative vote of a majority of the votes cast, in person or by proxy, by the holders of outstanding shares of stock entitled to vote for the election of Directors. Any incumbent nominee for Director who fails to receive the requisite majority vote at an annual or special meeting held for the purpose of electing Directors, where the election is uncontested, must promptly — following certification of the shareholder vote — tender his or her resignation to the Board. The independent Directors (excluding the Director who tendered the resignation) will evaluate any such resignation in light of the best interests of Cerner and its shareholders in determining whether to accept or reject the resignation, or whether other action should be taken. In reaching its decision, the Board may consider any factors it deems relevant, including the Director’s qualifications, the Director’s past and expected future contributions to Cerner, the overall composition of the Board and whether accepting the tendered resignation would cause Cerner to fail to meet any applicable rule or regulation (including NASDAQ Stock Market Marketplace Rules and federal securities laws). The Board will act on the tendered resignation, and publicly disclose its decision and rationale, within 90 days following certification of the shareholder vote.
CERTAIN TRANSACTIONS
The Company participates in the Health Management Academy, an industry-wide education forum, together with over 150 competitors, clients and potential clients of the Company. Gerald E. Bisbee, Jr., Ph.D., a member of the Company’s Board of Directors, owns approximately 50% of the common stock of Health Management Academy. The total amount of fees paid by the Company in 2009 to the Health Management Academy was $137,500. The Company intends to continue its participation in the Health Management Academy in 2010.
For a 14 year period, the Company leased an airplane from PANDI, Inc. (“PANDI”), a company owned by Neal L. Patterson and Clifford W. Illig, the Company’s Chairman of the Board and CEO and Vice Chairman of the Board,

respectively. During this time, the Company paid for the use of such airplane at a lease rate that was believed to be a reasonable cost per hour for this type of aircraft compared to other charter and private aviation options and, pursuant to the direction of the Board of Directors, that was intended to cover the Company’s proportionate share of the actual cost of the financing, operation, depreciation and maintenance of such airplane based on the actual use of such airplane by the Company and in recognition of the airplane being procured and made available for use by the Company. The airplane was used primarily for client development and support and business development activities; and in particular, to reduce business related travel time for the Company’s executives and associates, increase travel flexibility and increase the number of client visits than would have been possible using solely commercial travel. On August 14, 2008, PANDI sold the airplane to a third party and the lease agreement with the Company was terminated.
Following the sale of the airplane, PANDI undertook an accounting of the actual financing, operation, depreciation and maintenance costs of the airplane during the 14 year time period that the Company leased the airplane from PANDI. Based on this accounting, PANDI determined that the Company underpaid the actual financing, operating, depreciation and maintenance cost of the airplane in the amount of $1.4 million and requested the Company to reimburse PANDI for such costs. An independent committee of the Board conducted a review of PANDI’s accounting and verified the requested $1.4 million amount. On September 15, 2009, the Company paid PANDI the requested amount. After payment of this amount, the total cost paid by the Company to PANDI for use of the airplane during the 14 year time period averaged $2,570 per hour, which is an amount the Company continues to believe was an attractive cost per hour compared to other charter and private aviation options.
As part of its long-term space planning analysis, the Company determined that it will require additional office space sufficient for associates to accommodate the Company’s anticipated growth. The Company conducted a search of various sites in the Kansas City metropolitan area and negotiated with several different governmental entities regarding available incentives. Upon completion of this review, the Company decided to proceed with an office development in Wyandotte County, Kansas, which is part of the “Village West” development. In order to maximize available incentives, the Company has agreed to pursue the Village West office development in conjunction with the development of an 18,000 seat, multi-sport stadium and related recreational athletic complex. The Company believes that it will receive greater incentives and a superior development by working together with the developer of the stadium complex.
The Village West stadium complex is being developed by Kansas Unified Development, LLC (the “Developer”), an entity controlled by Neal L. Patterson and Clifford W. Illig, the Company’s Chairman of the Board and CEO and Vice Chairman of the Board, respectively. The Kansas City Wizards are expected to be the principal tenant of the stadium complex. OnGoal LLC (“OnGoal”), the owner of the Kansas City Wizards professional soccer club, is also controlled by Messrs. Patterson and Illig.
The total construction and development cost of the office complex has initially been estimated to be approximately $141.0 million. The Company believes it will receive incentives totaling approximately $89.0 million from the Developer, the Unified Government of Wyandotte County/Kansas City, Kansas (the “Unified Government”) and the Kansas Department of Commerce. Incentives from the Kansas Department of Commerce will include cash grants, tax exemptions and tax credits. The value of some of these incentives may ultimately increase or decrease depending upon the final capital invested and the number of new jobs created. The Company expects its net investment in the Village West office complex after applying expected government incentives and payments from the Developer, to be approximately $52.0 million.
In connection with the Village West office complex development and the related incentives, the Company has initially entered into three agreements:
•	Land Transfer and Specific Venture Agreement (the “Land Transfer Agreement”) dated January 19, 2010 with the Unified Government and the Developer,

•	Workforce Services Training Agreement (the “Workforce Agreement”) dated January 20, 2010 with the Kansas Department of Commerce, and

•	Interparty Agreement dated January 19, 2010 with OnGoal and the Developer.

Pursuant to the Land Transfer Agreement, the Company will acquire the land upon which the office complex will be constructed from the Unified Government. The purchase price, equal to the site’s fair market value as determined by a qualified appraiser, will be paid by the Developer. The Company also agreed to commence construction of the office complex by December 1, 2011 and establish jobs for up to 4,000 associates having an average wage of at least $54,000, or a payroll of $216.6 million, by December 1, 2016. A failure by the Company to commence construction by December 1, 2011 results in a loss of that portion of the office complex property that has not been developed. If the Unified Government retakes all or any part of the office complex property, the Company has no obligation to reimburse the Developer for its acquisition costs.
Pursuant to the Workforce Agreement, the Company agreed to establish positions for 4,500 employees with an average annual wage of at least $31.00 per hour. In consideration of this commitment, the Company can elect to receive up to $48.5 million from the Kansas Department of Commerce for project investment costs and employee training (the “IMPACT Award”). The State of Kansas will issue bonds in order to fund these incentives to the Company and will incur costs of issuance and debt service obligations. The Company may be obligated to repay the Kansas Department of Commerce under the following circumstances:
•	If, by January 1, 2012, so long as the state has issued bonds to fund the incentives, the Company fails to request the transfer of the amounts committed by the Kansas Department of Commerce to be used for the office complex, the Company will repay $16.4 million (the “Inducement Repayment Amount”). If the Company repays the Inducement Repayment Amount, the Workforce Agreement will be terminated,

•	If the Company fails to establish new jobs for at least 4,275 full time employees at the Village West office complex prior to December 31, 2017, the Company will repay an amount equal to $48.0 million multiplied by the shortfall of total new jobs created by the Company, which is 4,500 less the number of jobs created as of December 31, 2017, divided by 4,500 (the “MPI Repayment Amount”), and

•	If the Company has not generated an aggregate Kansas state tax withholdings from wages earned by new jobs at the Village West office complex of at least $64.9 million (which represents the $48.5 million incentive award, plus the state’s estimated issuance costs) within 10 years after receiving the IMPACT Award then the Company will repay the difference (the “Withholding Tax Repayment Amount”).
The Interparty Agreement provides that the Developer and OnGoal will be responsible for the repayment of any MPI Repayment Amount or Inducement Repayment Amount owed by the Company under the Workforce Agreement. The Developer and OnGoal will also indemnify and hold the Company harmless from and against any and all losses, costs, expenses, penalties and damages arising as a result of: a) the Developer’s failure to pay any sum that it has agreed to pay, or b) the Developer’s breach of any agreement with the Company which creates an obligation on the part of the Company for which the Developer has agreed to be responsible.
The Interparty Agreement further provides that the Developer or OnGoal will pay the Company a success fee of $4.0 million if the terms and conditions of the Workforce Agreement are satisfied so that neither the Inducement Repayment Amount nor the MPI Repayment Amount are due.
In connection with the development, the Developer has acquired the right to place soil on the site to be developed into the Company’s office complex. The Interparty Agreement provides that the Developer will assume responsibility for the deposit of soil on the site and will indemnify and hold the Company harmless from any environmental costs and liabilities resulting from the Developer’s use of the property or for the presence of hazardous substances on the property.
The construction and development of the stadium complex has initially been estimated to cost approximately $190.0 million, and the Developer and OnGoal are expected to obtain approximately $147.0 million in incentives from Kansas and the Unified Government to help fund this construction and development.
Pursuant to the Multi-Sport Stadium Specific Venture Agreement, the Developer, recognizing that the Unified Government relied on the Company’s jobs creation goals in its decision to provide incentives for the stadium complex, agreed to make ten annual “Office Payment Installments” to the Unified Government, each in the amount of approximately $3.0 million, commencing in 2017. The Office Payment Installments are intended to supplement the purchase prices paid to the Unified Government by the Developer for the stadium site and the office site. The

Office Payment Installments may be reduced if the Developer meets certain conditions and if the Company commences construction of the office complex and meets the job creation goals.
The Company, OnGoal and the Developer believe that the amount of government incentives that the Developer and OnGoal received, as well as the government incentives received by the Company, were materially increased due to the fact that the Company agreed to build its office complex in close proximity to the soccer facilities. The independent members of the Company’s Board of Directors, acting as a committee, reviewed and unanimously approved the decision to proceed with the development of the Village West office complex. The independent Directors received advice from outside legal counsel, retained a consultant with real estate expertise regarding the transaction and were briefed on the structure of the various expansion options by members of management (other than Messrs. Patterson and Illig) at six separate meetings.
Additionally, in October 2009, Cerner assigned two Cerner Finance associates on a short-term/temporary basis to work with the OnGoal finance team relative to the development and review of a financial plan for OnGoal and the Developer. This work was intended to provide insight into the financial structure of OnGoal and the Developer and provide a level of comfort that OnGoal and the Developer could fully meet their obligations to Cerner as developer. Given the benefit to Cerner and the minimal amount of time invested, a determination was made not to charge OnGoal or the Developer for the services. Gerald E. Bisbee, Jr., Ph.D., as chairperson of the Audit Committee, provided the initial approval of the services prior to the assignment. The independent Board members reviewed and ratified the transaction at the December 1, 2009 Board Meeting.
Certain executive officers and Board members have family members who are employed by the Company. The compensation of each such family member was established by the Company in accordance with the Company’s employment and compensation practices applicable to employees with equivalent qualifications, experience, responsibilities and holding similar positions. Dr. David Nill, the brother of Julia M. Wilson and Michael R. Nill, both executive officers of the Company, is employed by Cerner Health Connections, Inc. (a wholly-owned subsidiary of the Company) as Medical Director. Dr. Nill’s aggregate compensation for fiscal year 2009 was $236,625. Dr. Nill’s compensation is not subject to approval by the Board of Directors. On May 1, 2009, Dr. Nill was awarded options under the Company’s Stock Option Plan G to purchase 1,300 shares of the Company’s Common Stock at an exercise price of $52.68 per share, which was the closing price of the Company’s Common Stock on the date the options were granted. The options granted to Dr. Nill vest at various amounts over a period of five years. Michael R. Nill, the brother of Julia M. Wilson, an executive officer of the Company, is employed by the Company as Chief Engineering Officer and Executive Vice President, IP Development and CernerWorks. Mr. Nill is a NEO in this Proxy Statement, and his aggregate compensation for fiscal year 2009 is reported in the CD&A above. Julia M. Wilson, the sister of Michael R. Nill, an executive officer of the Company, is employed by the Company as Sr. Vice President and Chief People Officer. Ms. Wilson’s aggregate compensation for fiscal year 2009 was $450,625. As a Section 16 Officer, her compensation was approved by the Board of Directors. On March 6, 2009, Ms. Wilson was awarded options under the Company’s Stock Option Plan to purchase 20,000 shares of the Company’s Common Stock at an exercise price of $36.72 per share, which was the closing price of the Company’s Common Stock on the date the options were granted. The options granted to Ms. Wilson vest at various amounts over a period of five years. Clay Patterson, the son of Neal L. Patterson, an executive officer of the Company, is employed by the Company as Managing Director of Blue Sky Development. Mr. Patterson’s aggregate compensation for fiscal year 2009 was $148,125. Mr. Patterson’s compensation is not subject to approval by the Board of Directors. On April 6, 2009, Mr. Patterson was awarded options under the Company’s Stock Option Plan G to purchase 1,800 shares of the Company’s Common Stock at an exercise price of $42.92 per share, which was the closing price of the Company’s Common Stock on the date the options were granted. The options granted to Mr. Patterson vest at various amounts over a period of five years.
The Company believes that these various relationships and transactions were reasonable and in the best interests of the Company.
Policies and Procedures for Review and Approval of Transactions with Related Persons
We have established a conflict of interest policy to address instances in which an associate’s or Director’s private interests may conflict with the interests of the Company. We have established an ad hoc management committee, consisting of members from our Legal Department, to help administer our conflicts policy and to render objective determinations regarding whether any associate’s or Director’s private interests may interfere with the interests of the Company.

Conflicts of interest are also addressed in our Code of Conduct, which is published on our Internet Web site at www.cerner.com. Any waiver of any provision of our Code of Conduct for executive officers or Directors may be made only by the Board, and will be promptly disclosed as required by law or NASDAQ rule.
We and our auditors, KPMG LLP, solicit information annually from our Directors and executive officers in connection with the preparation of disclosures in our annual Form 10-K and our annual Proxy Statement. These questionnaires specifically seek information pertaining to any “related person” transaction. Additionally, management informs the Board and/or its Committees regarding any potential “related person” transaction (within the meaning of Item 404(a) of the SEC’s Regulation S-K) of which management is aware, and such items are reviewed and approved by the Audit Committee on an annual basis.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, Directors and holders of 10% or more of our equity securities are required to furnish us with copies of all Section 16(a) reports they file.
Based solely on review of the copies of such reports furnished to us or written representations that no other reports were required, we believe that during the fiscal year ended January 2, 2010 all Section 16(a) filing requirements applicable to our executive officers, Directors and holders of 10% or more of our equity securities were appropriately met.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
The table below sets forth information, as of April 1, 2010 (unless otherwise indicated below), with respect to the beneficial ownership of shares of Common Stock by: i) each person known to us to own beneficially more than 5% of the aggregate shares of Common Stock outstanding, ii) each Director and nominee for election as a Director, iii) each executive officer named in the Summary Compensation Table and iv) the executive officers and Directors of the Company as a group. Each of the persons, or group of persons, in the table below has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by them, except as otherwise indicated.

	Amount and Nature of	Percent of Shares
Name and Address of Beneficial Owner	Beneficial Ownership	Outstanding
FMR LLC (1)	10,800,934	13.23%
Neal L. Patterson (2)	7,488,540	9.04%
Capital Group International, Inc. (3)	6,515,410	8.00%
BlackRock, Inc. (4)	5,367,858	6.58%
Artisan Partners (5)	4,976,767	6.10%
Clifford W. Illig (6)	4,774,638	5.82%
Jeffrey A. Townsend	191,346	*
Marc G. Naughton (7)	129,997	*
John C. Danforth (8)	91,880	*
Michael R. Nill (9)	89,382	*
Mike Valentine	88,260	*
William B. Neaves (10)	46,100	*
Gerald E. Bisbee, Jr.	28,900	*
Michael E. Herman (11)	25,050	*
William D. Zollars	19,100	*
All Directors and executive officers, as a group (14 persons)	13,346,232	15.83%

*	Less than one percent.

(1)	Schedule 13G, dated February 12, 2010 and filed by FMR LLC, reported sole voting power with respect to 329,684 shares of Common Stock and sole dispositive power with respect to 10,800,934 shares of Common Stock. The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(2)	Schedule 13G, dated February 16, 2010 and filed by Neal L. Patterson, reported sole voting and dispositive power with respect to 5,501,737 shares of Common Stock and shared voting and dispositive power with respect to 1,986,803 shares of Common Stock. The address for Mr. Patterson is Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117.

Such number of shares includes 828,673 held by Jeanne Lillig-Patterson, wife of Mr. Patterson, as trustee for their children. Such number of shares excludes 49,288 shares beneficially owned by Jeanne-Lillig Patterson, which Mr. Patterson disclaims beneficial ownership of such shares.

Such number of shares includes 500,000 shares pledged by Mr. Patterson to secure delivery obligations under a prepaid variable forward contract.

(3)	Schedule 13G, dated February 1, 2010 and filed by Capital Group International, Inc., reported sole voting power with respect to 5,465,950 shares of Common Stock and sole dispositive power with respect to 6,515,410 shares of Common Stock. The Schedule 13G filed by Capital Group International, Inc., which is the parent holding company of a group of investment management companies, also reported that Capital Guardian Trust Company has sole voting power with respect to 4,330,450 shares of Common Stock and sole dispositive power with respect to 5,209,210 shares of Common Stock. The address for Capital Group International, Inc. and Capital Guardian Trust Company is 11100 Santa Monica Blvd., Los Angeles, California 90025.

(4)	Schedule 13G, dated January 20, 2009 and filed by BlackRock, Inc., reported sole voting power with respect to 5,367,858 shares of Common Stock and sole dispositive power with respect to 5,367,858 shares of Common Stock. The address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(5)	Schedule 13G, dated February 11, 2010 and filed by Artisan Partners Holdings LP, Artisan Investment Corporation, Artisan Partners Limited Partnership, Artisan Investments GP LLC, ZFIC, Inc., Andrew A. Ziegler and Carlene M. Ziegler, collectively (“Artisan Partners”), reported shared voting power with respect to 4,793,467 shares of Common Stock and shared dispositive power with respect to 4,976,767 shares of Common Stock. The address for Artisan Partners is 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202.

(6)	Schedule 13G, dated February 16, 2010 and filed by Clifford W. Illig, reported sole voting and dispositive power with respect to 4,329,304 shares of Common Stock and shared voting and dispositive power with respect to 445,334 shares of Common Stock. The address for Mr. Illig is Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117.

Such number of shares includes 391,334 shares held in trust by Bonnie A. Illig, wife of Mr. Illig, serving as trustee for their children.

Such number of shares includes 500,000 shares pledged by Mr. Illig to secure delivery obligations under a prepaid variable forward contract.

(7)	Includes 13,868 shares held jointly with Janise Naughton, wife of Marc G. Naughton. The address for Mr. Naughton is Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117.

(8)	Includes 860 shares held with spouse of John C. Danforth, in Joint Tenancy with Right of Survivorship. The address for Mr. Danforth is Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117.

(9)	Includes 19,000 options of Common Stock to vest within 60 days of April 1, 2010. The address for Mr. Nill is Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117.

(10)	Includes 22,100 shares held with Priscilla Neaves, wife of William B. Neaves, Ph.D., in Joint Tenancy with Right of Survivorship. The address for Dr. Neaves is Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117.

(11)	Excludes 1,200 shares held by Karen Herman, wife of Michael Herman, as to which Mr. Herman disclaims beneficial ownership. The address for Mr. Herman is Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117.
FINANCIAL STATEMENTS
Our Annual Report to Shareholders for the fiscal year ended January 2, 2010 is enclosed with this Proxy Statement.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
There are two Director nominees for election to the Board this year. The Board has nominated: Gerald E. Bisbee, Jr., Ph.D., a Class III Director who has served continuously on our Board since 1988 and Linda M. Dillman, a new nominee for the Board this year. Unless otherwise instructed, the persons named as proxies will vote for the election of Dr. Bisbee and Ms. Dillman. Each of the Director nominees has agreed to be named in this Proxy Statement and to serve if elected.
We know of no reason why any of the nominees would not be able to serve. However, in the event a nominee is unable or declines to serve as a Director, or if a vacancy occurs before election (which events are not anticipated), the persons named as proxies will vote for the election of such other person or persons as are nominated by the Board.
Information concerning each Director nominee is set forth above, along with information about other members of our Board.
The Company’s Board of Directors unanimously recommends
a vote FOR election of the nominees

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our independent registered public accounting firm during the year ended January 2, 2010 was KPMG LLP. KPMG has audited our financial statements since 1983.
Audit and Non-Audit Fees
   Audit Fees. KPMG billed us an aggregate of: $1,253,786 and $1,492,636 for professional services rendered for the audit of our consolidated financial statements for the years ended January 2, 2010 and January 3, 2009, its reviews of our consolidated financial statements included in our quarterly reports on Form 10-Q, and for routine consultation on accounting and reporting matters that directly affected the consolidated financial statements for the years ended January 2, 2010 and January 3, 2009, respectively. Additionally, KPMG billed us an aggregate of $88,375 and $49,000 for professional services rendered for audits of foreign subsidiaries in support of statutory reporting requirements for the years ended January 2, 2010 and January 3, 2009, respectively.
   Audit-Related Fees. There were no audit-related fees paid to KPMG for the years ended January 2, 2010 and January 3, 2009.
   Tax Fees. KPMG billed us an aggregate of $458,045 and $424,000 for tax services for the years ended January 2, 2010 and January 3, 2009, respectively, including fees for services relating to expatriate return services for associates who are not in a financial reporting oversight role and tax consultation and tax compliance services.
   All Other Fees. There were no other fees paid to KPMG for the years ended January 2, 2010 and January 3, 2009.
The Audit Committee has determined that the provision of services by KPMG described in the preceding paragraphs is compatible with maintaining KPMG’s independence. All permissible non-audit services provided by KPMG in 2009 were pre-approved by the Audit Committee. In addition, audit engagement hours were performed by KPMG’s full-time, permanent employees and/or affiliated employees in non-U.S. offices.
Pursuant to Section 202 of the Sarbanes-Oxley Act of 2002, our Audit Committee has approved all auditing and non-audit services performed to date and currently planned to be provided related to the fiscal year 2010 by our independent registered public accounting firm, KPMG. The services include the annual audit, quarterly reviews, issuances of consents related to SEC filings and certain tax compliance services.
PROPOSAL NO. 2
RATIFICATION OF THE APPOINTMENT OF KPMG
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has retained the firm of KPMG LLP as our independent registered public accounting firm for fiscal year 2010, and we are asking shareholders to ratify that appointment. In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment but will not necessarily select another firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our shareholders. Representatives of KPMG will be present at the Annual Shareholders’ Meeting, and will have the opportunity to make a statement and be available to answer questions.
The Company’s Board of Directors unanimously recommends
a vote FOR the ratification of the appointment of KPMG LLP
as our independent registered public accounting firm for fiscal year 2010

PROPOSAL NO. 3
RE-APPROVAL OF THE COMPANY’S
AMENDED AND RESTATED PERFORMANCE-BASED COMPENSATION PLAN
Introduction and Purpose of Proposal
Our Board recommends re-approval of the Amended and Restated Cerner Corporation Performance-Based Compensation Plan, which we refer to as our Performance Plan, for purposes of preserving our ability to fully deduct the compensation of certain executive officers under
Section 162(m) of the Internal Revenue Code.
Section 162(m) of the Internal Revenue Code, which we refer to as “Section 162(m),” places a limit of $1,000,000 on our federal income tax deduction for compensation paid in a taxable year to our Chief Executive Officer and our three other most highly-compensated officers (other than our Chief Financial Officer). There is an exception, however, that excludes from this limitation certain performance-based compensation. In particular, qualified performance-based compensation is not subject to the deduction limit, and is therefore fully deductible if several conditions are met. One of these conditions under Section 162(m) is that our shareholders must approve the material terms of the performance goals no later than the first shareholder meeting that occurs in the fifth year following the year in which shareholders previously approved those terms.
The Performance Plan was first approved by Cerner’s shareholders in 2001 and was most recently re-approved by Cerner’s shareholders in 2006. Although the Performance Plan is not technically required to be re-approved by our shareholders until 2011, the Compensation Committee of our Board has recommended that the Performance Plan be updated to ensure that in addition to performance-based cash compensation awards, future performance-based equity awards are also eligible for the performance-based exception to Section 162(m). Therefore, we have amended our Performance Plan to cover equity awards granted under one or more of our existing shareholder-approved equity plans. The Performance Plan has also been updated to provide management with more flexibility with respect to non-executive and executive grants, performance time periods and performance measures.
Our Board has determined that it is in the best interests of Cerner and our shareholders to maximize, to the extent reasonably practicable, the tax deductibility of all compensation paid to our associates, including our executive officers. The Board has determined, by resolution adopted on March 10, 2010, to submit the Performance Plan to shareholders for their re-approval at this year’s Annual Meeting. If the shareholders re-approve the Performance Plan, all compensation attributable to awards granted and amounts paid pursuant to the Performance Plan in forthcoming periods, including 2010, will be eligible to be fully deductible for federal tax purposes, potentially generating additional tax savings for us.
Material Terms of the Performance Goals
Under Section 162(m), the material terms of the performance goals under the Performance Plan that must be re-approved are: (1) the class of associates eligible to receive compensation upon achievement of performance goals applicable to awards under the plan, (2) the business criteria on which such performance goals may be based and (3) the maximum amount that may be paid to any associate subject to
Section 162(m), sometimes referred to herein as a “covered executive,” upon achievement of the performance goals applicable to an award under the plan.
•	Eligible Class
Persons eligible to be considered for awards under the Performance Plan are key associates and executives whom senior management identifies and the Compensation Committee approves, on an annual basis, as eligible for participation.
We expect the total number of participants in the Performance Plan in 2010 to be approximately 1,200 associates, of which eight are Section 16 Officers and participate under the executive feature of the Plan, as described below. Included within the group of individuals eligible to receive awards under the executive feature of the Plan are all of the Named Executive Officers listed in the Summary Compensation Table of this Proxy Statement.

•	Business Criteria
The business criteria that may be used to establish the Performance Plan’s performance goals are:
a)	Total shareholder return;

b)	Stock price increase (including attainment of a specified per-Share price during the Incentive Period; growth measures and total shareholder return or attainment by the Shares of a specified price for a specified period of time);

c)	Return on equity;

d)	Return on capital;

e)	Cash flow, including collection of cash, operating cash flows, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital;

f)	Earnings measures (either in the aggregate or on a per-Share basis), including or excluding one or more of interest, taxes, depreciation, amortization or similar financial accounting measurements;

g)	Operating profit/margin (either in the aggregate or on a per-Share basis);

h)	Operating income (either in the aggregate or on a per-Share basis);

i)	Net earnings (either in the aggregate or on a per-Share basis);

j)	Net income or loss (either in the aggregate or on a per-Share basis);

k)	Ratio of debt to debt plus equity or other debt measurements or ratings;

l)	Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, new business bookings revenue or agreement margin, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, client/associate satisfaction, associate retention and goals relating to acquisitions or divestitures;

m)	Achievement of business or operational goals such as market share and/or business development;

n)	Economic value added;

o)	Revenue levels;

p)	Productivity measures, including operating and maintenance cost management and associate productivity, and productivity increases;

q)	Price to earnings ratio;

r)	Expense ratios, including reductions in expense levels, determined on a Company-wide basis or with respect to any one or more business units; and/or

s)	Total expenditures.
•	Maximum Payments
Under the executive feature of the Performance Plan, the Compensation Committee determines the maximum payment for which the covered executive is eligible. Such determination is based on a number of factors including: the executive’s role in our organization, ratio of performance bonus to salary and total potential compensation. The amount of an award to be paid, vested or settled under the executive feature of the Performance Plan may be reduced but in no event may the amount of an award be increased beyond its maximum limit.
For quarterly or annual cash-based awards, the maximum amount payable to the Chief Executive Officer under the Plan is 200% of the Chief Executive Officer’s base salary, and for all other “Section 16 Officers”, the maximum amount payable is 175% of such individual’s base salary. However, for purposes of these limitations, in no event will a covered executive’s base salary in excess of $3,000,000 be taken into account.
For any equity-based award granted under a Cerner equity compensation plan but subject to the performance criteria set forth in the Performance Plan (e.g., stock options, stock-settled stock appreciation rights, performance-based restricted stock or performance-based restricted stock units) or any equity-based award payable in cash but in an amount determined based solely on the value of one or more of our shares (e.g., performance-based restricted stock units or cash-settled stock appreciation rights), the Performance Plan prohibits a participant from receiving awards in any single calendar year that relate to more than 500,000 shares. If an underlying Cerner equity compensation plan contains a lower limitation, such lower limitation applies.

GENERAL DESCRIPTION OF THE PLAN
The following is only a brief summary of the significant provisions of the Performance Plan and is qualified in its entirety by reference to the full text of the Performance Plan, a copy of which is attached as Annex I to this Proxy Statement.
Purpose
The purpose of the Performance Plan is to provide meaningful incentives to our key associates and executive officers and to motivate them to assist us in achieving ambitious, attainable short-term and long-term goals during specific Incentive Periods. Individual payments made under the Performance Plan will vary, depending upon individual performance and, in some cases, business unit operational achievements. The Performance Plan is administered by the Compensation Committee, which makes specific determinations, including: the associates/officers eligible for awards, establishment of Incentive Period performance targets under the executive feature and the size of individual awards under the executive feature. Administration of the executive feature of the Performance Plan is performed by the Section 16 Insider Equity and Incentive Compensation Subcommittee, as disclosed above in our CD&A. In making determinations, the Compensation Committee evaluates management’s input and other relevant information. Awards, if granted, may be paid, settled, exercised or become vested, as the case may be, on a monthly, quarterly, annual or any other applicable performance period established by the Company. We sometimes refer to this performance period as an “Incentive Period”.
The Performance Plan has two components: a general feature and an executive feature. In addition, the Performance Plan also provides for the establishment of payment, exercise, settlement or other vesting-related terms for equity-based awards that may be made under a Company-sponsored equity compensation plan.
General Feature
Under the general feature of the Performance Plan, the Performance Plan establishes certain parameters pursuant to which Cerner may make performance awards to key associates and officers of the Company and its subsidiaries who are determined by us to not be “Section 16 Officers” for purposes of Section 16 of the Securities Exchange Act of 1934, based on the performance of the Company or certain subsidiaries or business units and/or the job performance of the individual associates or officers in question.
The Compensation Committee and Company management establish general performance targets for the Incentive Periods, attainment of which in any Incentive Period will result in the payment, exercise, settlement or vesting of awards to all eligible participants. The performance targets established by the Compensation Committee and/or Company management may vary from participant to participant and may include but are not limited to one or more of the Executive Targets set forth in Section 11 of the Performance Plan attached as Annex I. Performance measures may also include individual factors including but not limited to associate productivity, associate retention and individual milestone achievement.
Under the general feature, following the initial determination of performance targets, the Compensation Committee and/or Company management will monitor actual corporate performance throughout each Incentive Period, and may decide at any time before the end of the Incentive Period to adjust the established performance measures as appropriate, for example, to take account of unusual or unanticipated corporate or industry-wide developments. Final determination of the amounts to be paid to a participant under the general feature of the plan may also be adjusted upward or downward depending upon subjective evaluations by an associate’s executive or manager. Additionally, the Compensation Committee or Company management, in exercising discretion under the Performance Plan on determinations of awards payable to individuals, may consider particular individual goals as well as subjective factors, including any unique contributions.
Executive Feature
The executive feature of the Performance Plan was specifically created and has been structured so as to ensure that amounts paid to Section 16 Officers under the Performance Plan are fully deductible by the Company for federal income tax purposes.
The principal difference between the general feature of the Performance Plan and the executive feature is that: (a) separate, more rigid performance targets are set under the executive feature which cannot be changed during the applicable Incentive Period and (b) the maximum amounts payable to the eligible executive officers if those targets are reached are determined under pre-established objective formulas. As with awards under the general feature of the Performance Plan, award amounts under the executive feature are still subject to potential reduction even if the applicable performance targets have been met.
Prior to any payment, vesting or settlement of an award to any covered executive of any amount accrued under the executive feature of the Performance Plan, the Compensation Committee (or its delegated subcommittee as explained above under the CD&A) will confirm in writing that an executive target has been satisfied and authorize the payment.
Future Plan Benefits
Future benefits under the Performance Plan are not currently determinable. Whether future awards will be made will depend on Compensation Committee action, and the value of any future awards will ultimately depend on the level of achievement of any performance criteria and the future price of the Company’s common stock, among other factors. For additional details on the Performance Plan awards granted as compensation for, and during 2009, please refer to the Named Executive Officer compensation tables in the CD&A section of this Proxy Statement.
Vote Required
Approval of the proposal to adopt the Cerner Corporation Amended and Restated Performance-Based Compensation Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will have the same effect as votes against the proposal. Non-voted shares will not be considered in attendance for the vote on this proposal. Brokers may not use their discretionary voting authority with respect to this proposal.
Recommendation of our Board of Directors
The Board of Directors unanimously recommends
a vote FOR the re-approval of the Cerner Corporation
Amended and Restated Performance-Based Compensation Plan

SHAREHOLDER PROPOSALS
You may submit proposals for consideration at future shareholder meetings. For a shareholder proposal to be considered for inclusion in the Company’s proxy statement for the annual meeting next year, the Secretary must receive the written proposal at our principal executive offices no later than December 17, 2010. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to:
Corporate Secretary
2800 Rockcreek Parkway,
North Kansas City, Missouri 64117
For a shareholder proposal that is not intended to be included in the Company’s proxy statement under Rule 14a-8, the shareholder must provide the information required by the Company’s Bylaws and give timely notice to the Secretary in accordance with the Company’s Bylaws, which, in general, require that the notice be received by the Secretary between:
•	the close of business on January 10, 2011; and

•	the close of business on February 28, 2011, unless,
the date of the shareholder meeting is moved more than thirty (30) days before or after May 10, 2011 (the second Tuesday in May as set forth in the Bylaws), then notice of a shareholder proposal that is not intended to be included in the Company’s proxy statement under Rule 14a-8 must be received not later than the close of business on the later of one hundred twenty (120) calendar days in advance of such annual meeting or ten (10) calendar days following the date on which public announcement of the date of the meeting is first made.
You may propose director candidates for consideration by the Board’s Nominating, Governance & Public Policy Committee. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to the Corporate Secretary at the address of our principal executive offices set forth above.
In addition, the Company’s Bylaws permit shareholders to nominate directors for election at an annual shareholder meeting. To nominate a director, the shareholder must deliver the information required by the Company’s Bylaws. A shareholder may send a proposed director candidate’s name and information to the Board at anytime. Generally, such proposed candidates are considered at the Board meeting prior to the annual meeting.
To nominate an individual for election at an annual shareholder meeting, the shareholder must give timely notice to the Secretary in accordance with the Company’s Bylaws, which, in general, require that the notice be received by the Secretary between the close of business on January 10, 2011 and the close of business on February 28, 2011, unless the date of the shareholder meeting is moved more than thirty (30) days before or after May 10, 2011 (the second Tuesday in May as set forth in the Bylaws), then the nomination must be received not later than the close of business on the later of one hundred twenty (120) calendar days in advance of such annual meeting or ten (10) calendar days following the date on which public announcement of the date of the meeting is first made.
You may contact the Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates. The Company’s Bylaws also are available on the Company’s website at www.cerner.com. Shareholders should note that the procedures and information required from shareholders who wish to submit proposals or nominations not intended to be included in the Company’s proxy statement under Rule 14a-8 have changed effective September 16, 2008, with the adoption of the Company’s Amended and Restated Bylaws.

OTHER MATTERS
We know of no other matters to be brought before the Annual Shareholders’ Meeting. If any other matter properly comes before the Annual Shareholders’ Meeting, it is the intention of the persons named in the enclosed Proxy Card to vote the shares represented by the proxies as the Board may recommend.
BY ORDER OF THE BOARD OF DIRECTORS,
Randy D. Sims
Secretary
North Kansas City, Missouri
April 16, 2010

ANNEX I
CERNER CORPORATION
PERFORMANCE-BASED COMPENSATION PLAN
(As Amended and Restated)
1.	Name. The name of the Plan is the Cerner Corporation Performance-Based Compensation Plan (the “Plan”).

2.	Basic Function. The Plan establishes certain parameters pursuant to which Cerner Corporation (the “Company”) may make performance Awards (as defined in Section 4) to key associates and officers of the Company and its subsidiaries, based on the performance of the Company or certain subsidiaries or business units and/or the job performance of the individual associates in question. The Plan also provides for the establishment of payment, exercise, settlement or other vesting-related terms for equity-based Awards that may be made under a Company-sponsored equity compensation plan. Awards, if granted, may be paid, settled, exercised or become vested, as the case may be, on a monthly, quarterly, annual or any other applicable performance period established by the Company (an “Incentive Period”). Awards to certain executives are made pursuant to the “Executive Award Feature” (see Section 11). All Awards will be calculated as soon as administratively practicable following the end of the applicable Incentive Period for which the Award is based or relates. All Awards which are paid in cash will be paid out no later than March 15th of the earlier of the calendar year following achievement of the applicable performance goals or the calendar year following the year in which the Incentive Period relating to the Award ends.

3.	Purpose. The purpose of the Plan is to provide a meaningful incentive to key associates and officers of the Company and to motivate them to assist the Company in achieving ambitious and attainable short-term and long-term goals. Individual payments made under the Plan will vary, depending upon individual performance and, in some cases, business unit operational achievements.

The Plan is also intended to secure the full deductibility of compensation payable to the Company’s Covered Executives (as defined in Section 11 below), whose compensation is potentially subject to the tax deduction limitations of Section 162(m) (“Section 162(m)” of the Internal Revenue Code of 1986, as amended (the “Code”)). With respect to Awards made to Covered Executives, all compensation payable hereunder or attributable to equity-based Awards, the terms of which are subject to the rules contained herein, is intended to qualify as “performance-based compensation” as described in Code Section 162(m)(4)(C) and may be payable either in cash or, if permitted under a Company shareholder-approved equity plan, shares of the Company’s common stock (“Shares”).

4.	Applicability to Company Performance-Based Compensation Awards and Company Equity Plans. The Plan serves as a Section 162(m) “platform plan” such that, to the maximum extent permitted by law and to the extent determined appropriate by the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board”), the Plan may be utilized for all forms and types of compensatory arrangements, awards, programs or plans (equity or cash-compensation based) sponsored or maintained by the Company (the “Awards”). To the extent applicable and not inconsistent with the terms of any other Company-sponsored compensation plan(s), with the Board’s and Company shareholders’ approval of this Plan, the terms and conditions of this Plan shall supplement such other Company-sponsored compensation arrangements.

5.	Termination; Amendment. The Plan shall continue to be in effect, unless and until terminated by the Compensation Committee. Certain materials terms of the Plan are subject to the approval of the shareholders of the Company at a meeting of the shareholders at which a quorum is present or represented once every five (5) years in accordance with Section 162(m). The Plan may be further amended from time to time by the Compensation Committee provided that any amendment which, if effected without the approval of the shareholders of the Company, would result in the loss of an exemption from federal income tax deduction limitations under Section 162(m) for amounts payable thereunder but would not result in such loss if approved by the shareholders, shall become effective only upon approval thereof by the shareholders of the Company within the meaning of Section 162(m).

6.	Administration. The Plan is administered by the Compensation Committee. The Committee shall have full and complete authority to establish any rules and regulations it deems necessary or appropriate relating to the Plan, to interpret and construe the Plan and those rules and regulations, to correct defects and supply omissions, to determine who shall become Participants for any Plan Year, to determine the performance goals and other terms and conditions applicable to each Award (including the extent to which any payment shall be made under an Award in the event of a change in control of the Company), to certify the achievement of performance goals and approve all Awards, to make all factual and other determinations arising under the Plan, and to take all other actions the Committee deems necessary or appropriate for the proper administration of the Plan. In suitable circumstances, the Compensation Committee may evaluate and use the Company’s management’s input as well as input and other relevant information from any outside parties it deems appropriate.

7.	Participation. Key associates and officers eligible for participation in the Plan will be determined by the Compensation Committee on an annual basis. Executive officers eligible to receive Awards under the Executive Award Feature of the Plan will be identified each year by the Compensation Committee as described in Section 11 below.

8.	General Feature; Determination of Annual Targets. The Compensation Committee and Company management will determine the measure or measures of financial performance and/or the target levels of operational performance (“Performance Measures”), the attainment of which in any Incentive Period will result in the payment, exercise, settlement or vesting of Awards to all eligible participants except for those executives covered by the Executive Award Feature. Establishment of Performance Measures may be made, and under appropriate circumstances may subsequently be modified, either by the Compensation Committee or Company management at any time during an Incentive Period. Different Performance Measures may be established for each participant. During an Incentive Period, the Compensation Committee or Company management will monitor corporate performance throughout such period and may elect at any time before the end thereof to adjust the established Performance Measures as appropriate, for example, to take into account unusual or unanticipated corporate or industry-wide developments. Final determinations of the amounts to be paid to a participant under the general feature of the Plan may also be adjusted upward or downward depending upon subjective evaluations by an associate’s executive or manager.

9.	Performance Measures. Performance Measures for any Incentive Period may include but are not limited to one or more of the Executive Targets set forth in Section 11. Performance Measures may also include individual factors including but not limited to associate productivity, associate retention, and individual milestone achievement. Target performance may be expressed as absolute or average dollar amounts, percentages, changes in dollar amounts or changes in percentages, and may be considered on an institution-alone basis or measured against specified peer groups or companies. Notwithstanding the foregoing, the Performance Measures applicable to executive officers covered under the Executive Award Feature and the maximum amount payable, or maximum number of Company Shares subjected to Awards, in any Incentive Period shall be as set forth in the Executive Award Feature of the Plan (see Section 11).

10.	Individual Factors. The Compensation Committee or Company management, in exercising discretion under the Plan on determinations of Awards payable to individuals, may consider particular individual goals as well as subjective factors, including any unique contributions.

11.	Executive Award Feature. Notwithstanding any other provision of the Plan to the contrary, any Awards granted under the Plan to those individuals identified by the Compensation Committee as Section 16 “insiders” of the Company, within the meaning of Security Exchange Commission Regulations (the “Covered Executives”), for purposes of this Plan, shall be governed by the provisions of this Section 11 while such associate is a Covered Executive.
     (i) On or before the ninetieth (90th) day of any Incentive Period of a year or longer, or on or before the date which is no more than twenty-five percent (25%) of the total number of days in any Incentive Period that is shorter than a calendar year, the Compensation Committee will: (a) identify those individuals who it reasonably believes will be Covered Executives for the Incentive Period for which the payment, vesting or settlement of an Award will cause the inclusion of taxable income by the Covered Executive, (b) establish in writing the Earnings Per Share Target (as defined below) for such Incentive Period, (c) establish in writing the Company Operating Margin Target (as defined below) for such Incentive Period, (d) establish in writing the

Agreement Margin Targets (as defined below) for such Incentive Period, and (e) establish in writing any other targets for the Covered Executives as specifically set forth below and as determined by the Compensation Committee and set forth in the Compensation Committee minutes (“Other Targets”) (the Earnings Per Share Target, the Company Operating Margin Target, the Agreement Margin Target and all Other Targets to be referred to collectively as the “Executive Targets”). The Compensation Committee may elect to establish any combination of the above Executive Targets for a given Incentive Period provided that any established Executive Target(s) be established within the applicable time period set forth above. Due to the Compensation Committee’s belief that the disclosure of the Executive Targets would adversely affect the Company, the Compensation Committee, the Covered Executives and all other directors, officers and associates who become aware of such targets shall and will treat such Executive Targets for any Incentive Period as confidential. Executive Targets based on recognized accounting principles shall be determined and deemed satisfied by using the same accounting principles in effect and relied upon when such Executive Target was established.
     (ii) The Earnings Per Share Target shall be expressed as a specific target earnings per Share on a fully diluted basis, before the after-tax effect of any extraordinary items, the cumulative effect of accounting changes, or other nonrecurring items of income or expense including restructuring charges.
     (iii) The Company Operating Margin Target shall be expressed as a target percentage reflecting the leverage of the Company’s revenue relative to the expense associated with that revenue.
     (iv) The Agreement Margin Targets shall be expressed as a dollar amount of booking margins on specified types of sales, adjusted for the costs associated with delivery of the solutions.
     (v) The Other Targets shall be determined based solely on the following list of business criteria for the Company on a segregated or consolidated basis, or for one or more of the Company’s subsidiaries, segments, divisions or business units, as selected by the Compensation Committee:
(a)	Total shareholder return;

(b)	Stock price increase (including attainment of a specified per-Share price during the Incentive Period; growth measures and total shareholder return or attainment by the Shares of a specified price for a specified period of time);

(c)	Return on equity;

(d)	Return on capital;

(e)	Cash flow, including collection of cash, operating cash flows, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital;

(f)	Earnings measures (either in the aggregate or on a per-Share basis), including or excluding one or more of interest, taxes, depreciation, amortization or similar financial accounting measurements;

(g)	Operating profit/margin (either in the aggregate or on a per-Share basis);

(h)	Operating income (either in the aggregate or on a per-Share basis);

(i)	Net earnings (either in the aggregate or on a per-Share basis);

(j)	Net income or loss (either in the aggregate or on a per-Share basis);

(k)	Ratio of debt to debt plus equity or other debt measurements or ratings;

(l)	Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, business bookings revenue or agreement margin, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, client/associate satisfaction, associate retention and goals relating to acquisitions or divestitures;

(m)	Achievement of business or operational goals such as market share and/or business development;

(n)	Economic value added;

(o)	Revenue levels;

(p)	Productivity measures, including operating and maintenance cost management and associate productivity, and productivity increases;

(q)	Price to earnings ratio;

(r)	Expense ratios, including reductions in expense levels, determined on a Company-wide basis or with respect to any one or more business units; and/or

(s)	Total expenditures.
Any applicable Executive Target may be applied on a pre- or post-tax basis; and provided further that the Compensation Committee may, when the applicable performance goals are established, provide that the formula for such goals may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts, and any unusual, nonrecurring gain or loss. As established by the Compensation Committee, the Executive Targets may include, without limitation, GAAP and non-GAAP financial measures. In addition to the foregoing performance goals, the performance goals shall also include any performance goals which are set forth in a Company bonus or incentive plan, if any, which has been approved by the Company’s shareholders, which are incorporated herein by reference. Such performance goals shall be set by the Compensation Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Code Section 162(m).
     (vi) Prior to any payment, vesting or settlement of an Award to any Covered Executive of any amount accrued under this Section 11, the Compensation Committee (or its delegated subcommittee) shall confirm in writing that an Executive Target has been satisfied and authorize the payment; this can be satisfied by confirmation in the Compensation Committee minutes reflecting such approval was granted by the Compensation Committee or the subcommittee prior to payment. The Compensation Committee shall have no discretion to increase the amount of any Covered Executive’s Award, but may reduce the amount of, or totally eliminate, such Award, if it determines, in its absolute and sole discretion, that such a reduction or elimination is appropriate in order to reflect the Covered Executive’s performance or unanticipated factors.
     (vii) Covered Executive Individual Limitations.
(a)	Subject to adjustment as provided below, with respect to any equity-based Award that could be payable in Shares (e.g., stock options, stock-settled stock appreciation rights, performance-based restricted stock or performance-based restricted stock units) or any equity-based Award that could be payable in cash but in an amount determined based solely on the then fair market value of the Shares underlying such Award (e.g., performance-based restricted stock units or cash-settled stock appreciation rights) (collectively, “Stock Awards”), in no event may any one participant be granted Stock Awards subject to this Plan in any single calendar year covering or relating to the exercise of more than 500,000 Shares; provided, however, that to the extent a Company shareholder-approved equity plan contains a lower limitation, the lower limitation in that plan shall control. If any change is made in the Shares without the receipt of consideration by the Company (e.g., through stock dividend, stock split etc.), the above maximum Share limitation shall be appropriately and automatically adjusted to reflect such change.

(b)	With respect to any cash-based Awards, if at the end of an Incentive Period any of the Executive Targets established by the Compensation Committee have been met, the maximum amount payable to the Covered Executives in any calendar year shall be as follows: (1) for the Chief Executive Officer, 200% of the Chief Executive Officer’s base salary at the time the Executive Targets are established, and (2) for all other executive officers, 175% of such individual’s base salary at the time the Executive Targets are established; provided, however, for purposes of these limitations in no event will a Covered Executive’s base salary in excess of $3,000,000 be taken into account. The Compensation Committee has discretion to reduce the amount of any Award, provided, however, under no circumstances may the Compensation Committee increase the amount of an Award beyond its maximum limit. For quarterly or annual cash-based Awards, the amount of the Award reduction, if any, will depend upon a subjective cash-based Award reduction factor, formally known as an “Annual Performance

Evaluation (APE) Factor,” which will be determined at the Covered Executive’s end-of-the-year evaluation. This factor will range from 100% of the maximum Award amount for demonstrated distinguished performance to 40% if performance does not satisfy the required standard.
     (viii) At the election of the Compensation Committee, the Covered Executives’ individual performance plan agreements may provide for an Award recovery in the event the Company implements a Mandatory Restatement, which restatement relates to one or more fiscal years. Such Award recovery would require that some or all of any amounts paid to a Covered Executive as an Award earned under this Plan that related to such restated periods would be recoverable and must be repaid within ninety days of such restatement(s). The amount which must be repaid, if any, is the amount by which the compensation paid or received exceeds the amount that would have been paid or received based on the financial results reported in the restated financial statement. For this purpose, a “Mandatory Restatement” is a restatement of the Company’s audited financial statements included in any of its periodic reports filed with the Securities and Exchange Commission (SEC), which, in the good faith opinion of the Company’s Independent Registered Public Accounting Firm, is required to be implemented pursuant to generally accepted accounting principles, but excluding: a) any restatement which is required with respect to a particular year as a consequence of a change in generally accepted accounting rules effective after the publication of the financial statements for such year; b) any restatement that in the good faith judgment of the Audit Committee of the Board is required due to a change in the manner in which the Company’s auditors interpret the application of generally accepted accounting principles (as opposed to a change in a prior accounting conclusion due to a change in the facts upon which such conclusion was based); and, c) any restatement that is otherwise required due to events, facts or changes in law or practice that the Audit Committee concludes were beyond the control and responsibility of the Covered Executives and that occurred regardless of the Covered Executives’ diligent and thorough performance of their duties and responsibilities.
12.	Code Section 409A. In the event that any provision of this Plan shall be determined to contravene Code section 409A (“Section 409A”), the regulations promulgated thereunder, regulatory interpretations or announcements with respect to Section 409A or applicable judicial decisions construing Section 409A, any such provision shall be void and have no effect. Moreover, this Plan shall be interpreted at all times in such a manner that the terms and provisions of the Plan comply with Code Section 409A, the regulations promulgated thereunder, regulatory interpretations or announcements with respect to section 409A and applicable judicial decisions construing Section 409A. In no event is the Company responsible for any tax or penalty owed by participant with respect to the payments under this Plan.

TO: Cerner Corporation 401(k) Associate Participants
SUBJECT: Cerner 2010 Annual Shareholders’ Meeting: Electronic Voting Instructions
The Annual Shareholders’ Meeting of Cerner Corporation (the “Company”) will be held at 10:00 a.m., local time, on May 28, 2010. You have been enrolled to receive shareholder communications and to submit voting instructions via the Internet.
Please read the following information carefully.
As a participant in the Cerner Corporation Foundations Retirement Plan, you are entitled to instruct Fidelity (the “Trustee”) to vote the shares of Common Stock of the Company held by you under the Plan as of April 1, 2010. As of April 1, 2010 your Plan account reflected 123.456789 shares of Common Stock.
The number of shares of Common Stock shown includes any shares of Common Stock purchased as either an Associate contribution or Company contribution. Therefore, you may not be vested in the total number of shares of Common Stock indicated.
There are three items for which you may vote: (i) the election of two director nominees to serve for a three-year term; (ii) ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for 2010; and, (iii) re-approval of the Amended and Restated Cerner Corporation Performance-Based Compensation Plan.
Details about each of these items are provided in the 2010 Proxy Statement. The Board of Directors recommends that you vote “for” these items.
CONTROL NUMBER: 123456789
You can enter your voting instructions and view the shareholder material at the following Internet site. If your browser supports secure transactions you will be automatically directed to a secure site.
http://www.proxyvote.com/123456789
To access Proxy Vote, you will need the above CONTROL NUMBER and a four digit PIN. The PIN number you will need is the last four digits of your social security number. Internet voting is accepted up to 11:59 p.m. EDT, May 27, 2010.
The 2009 Annual Report and 2010 Proxy Statement can be found at the following Internet site:
http://www.cerner.com/public/cerner_f2.asp?id=30728
The Company’s 2009 Annual Report and its 2010 Proxy Statement may also be provided, at the participant’s request, in hard copy form. To receive a paper copy of the Company’s 2009 Annual Report and 2010 Proxy Statement, please contact Joette Krier at (816) 201-1029.
Once you submit your votes the process is complete and your votes will remain confidential.

CERNER CORPORATION
2800 ROCKCREEK PARKWAY
NORTH KANSAS CITY, MO 64117
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 27, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 27, 2010. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE FOLLOWING:
	☐	☐	☐

1.	ELECTION OF DIRECTORS
Nominees
01 Gerald E Bisbee Jr, PhD 02 Linda M. Dillman

The Board of Directors recommends you vote FOR the following proposal (s):		For	Against	Abstain

2	Ratification of the appointment of KPMG LLP as the independent registered public accounting firm of Cerner Corporation for 2010, and	☐	☐	☐

3	Re-approval of the Amended and Restated Cerner Corporation Performance-Based Compensation Plan.	☐	☐	☐

NOTE: This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this Proxy will be voted FOR proposals 1, 2 and 3. In their discretion the appointed proxies are to vote upon such other business as may properly come before the meeting which the Board of Directors does not have knowledge of a reasonable period of time before the solicitation of this Proxy.

	Yes	No

Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com.

CERNER CORPORATION This Proxy is Solicited by the Board of Directors of Cerner Corporation
This Proxy is for the 2010 Annual Shareholders’ Meeting of Cerner Corporation, a Delaware corporation, to be held May 28, 2010, at 10:00 a.m., local time, at The Cerner Round auditorium in the Cerner Vision Center, located on the Cerner Campus at 2850 Rockcreek Parkway, North Kansas City, Missouri 64117.
The undersigned hereby appoints Clifford W. Illig and Neal L. Patterson, and each of them, jointly and severally, with full power of substitution, as attorneys-in-fact, to vote all the shares of Common Stock which the undersigned is entitled to vote at the 2010 Annual Shareholders’ Meeting of Cerner Corporation to be held on May 28, 2010, and at any adjournment thereof, on the transaction of any and all business which may come before said meeting, as fully and with the same effect as the undersigned might or could do if personally present for the purposes set forth. The undersigned hereby acknowledges receipt of the Notice of Annual Shareholders’ Meeting, Proxy Statement, dated April 16, 2010, and the 2009 Annual Report to Shareholders.
PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY IN THE ENVELOPE PROVIDED.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE